Exhibit 2.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

BY AND BETWEEN

TRANSCORE HOLDINGS, INC., as Seller,

AND

ST ENGINEERING URBAN SOLUTIONS USA INC., as Buyer,

AND, solely for the purposes of certain provisions,

ROPER TECHNOLOGIES, INC., as Seller Parent,

AND

SINGAPORE TECHNOLOGIES ENGINEERING LTD, as Parent.

Dated as of October 1, 2021

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EXHIBITS

Exhibit 1.1(a)	Accounting Principles
Exhibit 1.1(b)	Knowledge
Exhibit 1.1(c)	Form of Transition Services Agreement
Exhibit 2.2(b)	Illustrative Net Working Capital Calculation
Exhibit 6.10(b)	Company Severance Arrangements
Exhibit 6.13	Guarantees; Commitments
Exhibit 7.3(e)	Pre-Sale Restructuring

MEMBERSHIP INTERESTS PURCHASE AGREEMENT
This MEMBERSHIP INTERESTS PURCHASE AGREEMENT, dated October 1, 2021 (this “Agreement”), is made and entered into by and between TransCore Holdings, Inc., a Delaware corporation (“Seller”), ST Engineering Urban Solutions USA Inc., a Delaware corporation (“Buyer”), and, solely for the purposes of Section 4.1 (Authorization), Section 4.3 (Consents and Approvals; No Violations), Section 4.5 (Litigation), Section 4.7 (Taxes), Section 4.8 (Seller), Section 4.9 (Fleet Compliance Business), Section 6.8 (Tax Matters), Section 6.22 (Seller Parent Guarantee) and Section 6.24 (Pre-Closing Actions of Seller Parent), Roper Technologies, Inc., a Delaware corporation (“Seller Parent”), and solely for the purposes of Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Consents and Approvals; No Violations), Section 5.4 (Litigation), Section 5.10 (Specified Stockholders), Section 5.11 (Parent Stockholder Approval), Section 6.5(b) to (e) (Public Announcements; Parent Circular), Section 6.12 (Noncompete) and Section 6.21 (Parent Guarantee), Singapore Technologies Engineering Ltd, a Singapore corporation (“Parent”). Seller and Buyer are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.
WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Interests”) of TransCore Partners, LLC and TLP Holdings, LLC, both Delaware LLCs (the “Companies”);
WHEREAS, the Companies, together with their Subsidiaries, are in the business of providing traffic toll systems (including electronic tolling and congestion charging solutions) and traffic toll products (including RFID transponders and readers), toll transaction and toll violation systems and/or services and intelligent traffic management systems (collectively, the “Covered Business”);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Temasek Holdings (Private) Limited (“Temasek”) and Vestal Investments Pte. Ltd. (“Vestal”), an indirect wholly owned Subsidiary of Temasek (the “Specified Stockholders”) have entered into an agreement with Seller (the “Voting Agreement”), pursuant to which, among other things, Vestal and Temasek have agreed to vote all of the ordinary shares of the Parent which the relevant Specified Stockholder has the right to so vote at the Parent Stockholders Meeting in favor of the Transactions; and
WHEREAS, the Parties desire to enter into this Agreement pursuant to which Seller will sell to Buyer, and Buyer will purchase from Seller, the Interests, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I
DEFINITIONS
Section 1.1 Definitions. The following terms, as used in this Agreement, have the following meanings:
“Accounting Principles” means those accounting principles attached as Exhibit 1.1(a).
“Action” means any action, mediation, suit, charge, audit, litigation, arbitration, claim, proceeding or investigation.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person, provided that, prior to or after the Closing, Seller’s Affiliates shall exclude the Company Group, and after the Closing, Buyer’s Affiliates shall include the Company Group.
“Ancillary Agreements” means the Transition Services Agreement and any other agreements related to the Transactions.
“Antitrust Clearances” means the clearances, approvals, or expirations or terminations of waiting periods, as applicable, under the HSR Act related to the Transactions.
“Antitrust Laws” means any national, regional, domestic or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.
“Audited Financial Statements” means (a) the audited balance sheet of the TransCore Group as of December 31, 2019, (b) the audited balance sheet of the TransCore Group as of December 31, 2020, (c) the audited statement of profit and loss of the TransCore Group for the 12-month period ended December 31, 2019, and (d) the audited statement of profit and loss of the TransCore Group for the 12-month period ended December 31, 2020.
“Balance Sheet Date” means April 30, 2021.
“Base Purchase Price” means $2,680,000,000.
“Business Day” means any day except Saturday, Sunday or any days on which banks in New York, New York are required by Law to close.
“Buyer Fundamental Warranties” the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.3(a) (Consents and Approvals; No Violations).

“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law, (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the Consolidated Appropriations Act of 2021, the American Rescue Plan Act of 2021 and any other Law, intended to address the consequences of COVID-19 and any administrative or other related or similar orders, declarations or guidance published with respect thereto by any Governmental Entity).
“Cash” means the cash, cash equivalents, security deposits made by Seller or its Affiliates to landlords in respect of the Leased Real Property, checks received but not cleared and deposits in transit of the Company Group.
“CFIUS” means the Committee on Foreign Investment in the United States.
“CFIUS Approval” means (a) a written determination from CFIUS that the Transactions are not subject to the DPA, (b) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Transactions, and has concluded all action under the DPA, (c) either (i) the President of the United States shall have determined not to use his powers pursuant to the DPA to unwind, suspend, condition or prohibit the consummation of the Transactions or (ii) the period allotted for presidential action under the DPA shall have passed without any determination by the President of the United States, or (d) a written notice that CFIUS is not able to complete action under the DPA with respect to the Transactions on the basis of a CFIUS declaration, CFIUS has not requested the submission of a CFIUS notice, and CFIUS has not initiated a unilateral CFIUS review of the Transactions.
“Charter Documents” means, (a) with respect to a LLC, the articles or certificate of organization or formation, and LLC agreement or operating agreement, as applicable, (b) with respect to a corporation, the certificate or articles of incorporation and bylaws, (c) with respect to a limited partnership, the certificate of limited partnership and the agreement of limited partnership and (d) with respect to any other entity, documentation of similar substance to any of the foregoing.
“Code” means the U.S. Internal Revenue Code of 1986.
“Combined Tax Return” means any Tax Return of any affiliated group within the meaning of Section 1504(a) of the Code or any other affiliated, combined, unitary or similar group defined under any state, local, or non-U.S. Law that includes Seller Parent or any of its Affiliates that are not being transferred pursuant to this Agreement, on the one hand, and any Company Group Member, on the other hand.

“Communications Laws” means the Communications Act of 1934, and any rules, regulations or published policies of the FCC.
“Company Benefit Plan” means each Employee Benefit Plan currently sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any Company Group Member.
“Company Group” means, collectively, the Companies and each of their Subsidiaries, and “Company Group Member” means any of the Company or its Subsidiaries.
“Company Indebtedness” means the aggregate amount of Indebtedness of the Company Group.
“Company Intellectual Property” means any Intellectual Property that is owned by any Company Group Member, including Company Registered Intellectual Property.
“Company Registered Intellectual Property” means all of the Registered Intellectual Property that is owned by any Company Group Member.
“Company Transaction Expenses” means, without duplication, the sum of all unpaid (as of immediately prior to Closing) (a) fees, costs and expenses (including legal, accounting and financial advisor fees and expenses) that are incurred by any Company Group Member through the Closing Date in connection with the Transactions, (b) sale, change of control, retention or similar bonuses and amounts that will or may become payable by any Company Group Member in connection with or as a result of the consummation of the Transactions, including any severance, “stay-around,” retention and similar bonuses (other than those included in the calculation of Indebtedness), and (c) costs incurred by any Company Group Member relating to the payout of equity interests held by any Company Employee as of immediately prior to Closing in any Affiliate of the Company Group, including, for purposes of clauses (b) and (c), the employer portion of any employment or payroll Taxes payable in connection therewith.
“Confidential Information Memorandum” means the Confidential Information Memorandum regarding the Company Group delivered to Buyer and its Affiliates or agents in July/August 2021.
“Confidentiality Agreement” means that certain confidentiality agreement, dated June 24, 2021, by and between Seller Parent and ST Engineering Electronics Ltd.
“Contracts” means all agreements, contracts, leases, subleases, change orders, work orders, purchase orders and all other legally enforceable commitments, in each case, whether written or oral, including any amendments, supplements and modifications thereto.

“Current Assets” means the current assets of the Company Group (including accounts receivables, unbilled receivables, inventories and other current assets but excluding Cash, all income Tax assets and all deferred Tax assets) as of the Valuation Time, determined in accordance with the Accounting Principles.
“Current Liabilities” means the current liabilities of the Company Group (including accounts payable, deferred revenue, billings in excess of revenues, other accrued liabilities, accrued compensation but excluding any liabilities that comprise Company Indebtedness or Company Transaction Expenses, all income Tax liabilities, all deferred Tax liabilities, and all obligations in respect of bonuses for performance periods ending before January 1, 2022 (other than those included in the calculation of Company Transaction Expenses or otherwise included in Indebtedness) earned or accrued according to Accounting Principles (or that should have been accrued for periods prior to January 1, 2022), together with the employer portion of any related employment, payroll or social security Taxes incurred in respect of such obligations (as if such obligations were paid on the Closing Date and such Taxes were incurred without regard for wage base limitations)), as of the Valuation Time, determined in accordance with the Accounting Principles.
“DAT Business” means the business of developing software solutions, services, and analytics to support the operation of a digital freight marketplace platform for the transportation supply chain logistics industry carried on by the Seller or its Affiliates, which does not directly compete with the Covered Business.
“DPA” means Defense Production Act of 1950, (50 U.S.C. § 4565), including those codified at 31 C.F.R. Parts 800, 801, and 802.
“Employee Benefit Plan” means, with respect to any Person, each plan that provides compensation or employee benefits for the current and former employees, directors, consultants or independent contractors of such Person or the dependents of any of them or that is sponsored, maintained or contributed to (or obligated to be sponsored, maintained or contributed to) by such Person, including (a) each profit sharing, 401(k), stock purchase, stock option and other equity compensation plan, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, determined without regard to whether such plan is subject to ERISA) and (e) any other bonus, incentive, deferred compensation, vacation, stock purchase, phantom equity or phantom bonus plan or agreement, stock option, equity or equity-based, severance, employment, consulting, change of control, transaction, retention or similar bonus, pension, retirement, or fringe benefit plan or other compensation plan, program, policy, agreement or other Contract or arrangement, whether or not reduced to writing.

“Environmental Laws” means all Laws relating to pollution control, protection of the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air and Laws related to Hazardous Substances.
“Environmental Permits” means all Licenses issued pursuant to Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any corporation or trade or business, any other corporation or trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first corporation or trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first corporation or trade or business pursuant to Section 4001(a)(14) of ERISA.
“FCC” means the United States Federal Communications Commission.
“Financial Statements” means the Audited Financial Statements and Unaudited Financial Statements.
“Fleet Compliance Business” means the management and payment of rolling stock assets, title, registration, fuel tax and other third-party fees associated in providing fleet management services to customers.
“GAAP” means generally accepted accounting principles in the U.S. applied on a consistent basis.
“Governmental Entity” means any foreign, federal, state, provincial or local government, board, bureau, commission, or any political subdivision thereof or any court or other judicial body, tribunal or arbitrator, administrative or regulatory agency, department, instrumentality, or other governmental authority or agency, or any entity exercising executive, legislative, regulatory, taxing or administrative functions of or pertaining to the government, in any jurisdiction.
“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by any Company Group Member is governed by or subject to applicable Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (a) all indebtedness or obligations for borrowed money or for the deferred purchase price or conditional sale of property or services (including reimbursement and all other obligations with respect to letters of credit and bankers’ acceptances, in each case to the extent drawn upon or payable and not contingent, but excluding accounts payable incurred in the Ordinary Course), (b) all obligations evidenced by notes, bonds (other than performance or surety bonds) or debentures, (c) all obligations under interest rate swap Contracts, swap Contracts, foreign currency exchange Contracts or other hedging or similar Contracts (including any breakage or associated fees), (d) all unpaid income Taxes (including franchise Taxes or margin Taxes imposed in lieu thereof and, for the avoidance of doubt, any Liability for unpaid income Taxes due to having been a member of a group filing a Combined Tax Return) of any Company Group Member for any Pre-Closing Tax Period, whether or not such Taxes are due and payable as of the Closing Date, determined with respect to any Straddle Period in accordance with Section 6.8(b)(iii) and calculated as of the end of the Closing Date (but excluding any Taxes arising as a result of transactions after the Closing on the Closing Date that are outside the Ordinary Course not otherwise contemplated by this Agreement); provided, however, that (i) in no event shall such Taxes be less than zero in any jurisdiction and (ii) any Tax attributes, losses, credits, carryovers or other similar items (including net operating losses and foreign Tax credits) and estimated tax payments shall be taken into account, in each case, to the extent attributable to any Pre-Closing Tax Period and to the extent such item actually reduces cash Taxes payable (or would reduce such cash Taxes taking into account the appropriate method of Straddle Period allocation set forth in Section 6.8(b)(iii)) in such Pre-Closing Tax Period, (e) all obligations in respect of severance for employees terminated prior to Closing (other than those included in the calculation of Company Transaction Expenses or otherwise included in Net Working Capital) earned or accrued according to Accounting Principles (or that should have been accrued for periods prior to Closing), together with the employer portion of any related employment, payroll or social security Taxes incurred in respect of such obligations (as if such obligations were paid on the Closing Date and such Taxes were incurred without regard for wage base limitations), (f) all obligations in respect of bonuses for performance periods ending before January 1, 2022 (other than those included in the calculation of Company Transaction Expenses or otherwise included in Net Working Capital) earned or accrued according to Accounting Principles (or that should have been accrued for periods prior to January 1, 2022), together with the employer portion of any related employment, payroll or social security Taxes incurred in respect of such obligations (as if such obligations were paid on the Closing Date and such Taxes were incurred without regard for wage base limitations), (g) all unpaid 401(k) plan employer matching or other contributions in respect of the period prior to Closing (whether or not accrued), (h) any payroll Taxes payable by any Company Group Member that (x) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) and (y) are payable following the Closing, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed, (i) Intercompany Balances to the extent not settled prior to or as of Closing, (j) any deposits from customers of the Fleet Compliance Business for the payment of registration, titling and other third-party fees associated with providing services, (k) current and non-current portion of long term debt, (l) all obligations of the type referred to in (a) through (k) of any Person for which any Company Group Member is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (m) all obligations of the type referred to in clauses (a) through (k) secured by any Lien on any property or asset of any Company Group Member.
“Insurance Policies” means policies and programs of or agreements for insurance and interests in insurance pools and programs (in each case including self-insurance and insurance from Affiliates) issued in the name of Seller or its Affiliates prior to the Closing, but not including any Company Benefit Plan or Seller Benefit Plan.
“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, inventor’s certificates, discoveries, ideas, processes, formulae, designs, models, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists and all documentation relating to any of the foregoing; (c) all works of authorship (whether copyrightable or not), computer programs and other software, firmware, microcode, and implementations (whether in object code or source code), databases, moral rights and waivers and consent not to enforce such moral rights, all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all Trademarks, and (f) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, now existing and related to the foregoing, including but not limited to rights to limit the use or disclosure thereof by any Person (or any other equivalent or similar type of proprietary intellectual property rights arising from or related to intellectual property) and the right to bring suit, pursue past, current and future violations, infringements or misappropriations, and collections.
“Intellitrans Business” means the business of providing technology-enabled transportation management services, including SaaS transportation management, shipment visibility, inventory management solutions, analytics/consulting services and shipper’s agent solutions (dispatch oversight, exception management, and invoice auditing) primarily to customers in the bulk & break-bulk commodity industries.
“Intended Tax Treatment Indemnity Cap” means $180,000,000.

“Intercompany Balances” means all non-trade related balances including loans between any Company Group Member, on the one hand, and Seller or any of its Affiliates (other than any Company Group Member), on the other hand.
“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned or leased by, or otherwise under control of, the Company Group.
“Knowledge” means, with respect to Seller, all facts actually known, after reasonable investigation or inquiry, by those individuals listed on Exhibit 1.1(b) on the date hereof.
“Law” or “Laws” means any statutes, rules, codes, regulations or ordinances of, or issued by, any Governmental Entity or other requirement or rule of law (including common law), and including all applicable laws relating to anti-bribery or anti-corruption.
“Leased Real Property” means the premises and the parcels of real property currently leased, subleased, licensed, used or otherwise occupied by any Company Group Member, together with all structures, fixtures and improvements.
“Legal Dispute” means any Action between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.
“Liabilities” means all liabilities and obligations of every kind and nature, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.
“Licenses” means all licenses, permits, registrations, concessions, grants, certificates, approvals, waivers, variances, filings, consents and other authorizations issued by any Governmental Entity.
“Liens” means mortgages, liens, pledges, security interests, charges, claims, covenants, conditions, restrictions, rights of first offer, rights of first refusal, conditional title arrangements or leases in the nature thereof and other encumbrances.
“LLC” means limited liability company.
“Losses” means any claims, Liabilities, damages, losses, costs, Taxes, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including reasonable attorneys’ fees and expenses), but excluding consequential, indirect, punitive or exemplary damages or lost profits or revenues.
“Malicious Code” means any malicious code, malware, mobile code or virus, trojan horse, worm, program, or sub-program for which the intended purpose is to enable unauthorized access, erase, damage or corrupt data or otherwise interfere with the normal operation of the computer system containing the code, program or sub-program.
“Material Adverse Effect” means (a) any event, change or effect that has occurred that has, or could reasonably be expected to have, a material adverse effect upon the business, results of operations, or financial condition of the Company Group, taken as a whole, other than events, changes or effects resulting from or primarily relating to (i) general economic or market conditions affecting the industry or markets in which the Company Group operates, (ii) the identity of Buyer or the announcement of the Transactions, (iii) except in the case of Sections 3.4 and 4.4, (A) the execution of, compliance with the terms of, or the taking of any action required, or the failure to take any action prohibited, by this Agreement or the taking of any action requested by Buyer or (B) the consummation of the Transactions, (iv) any change or proposed change in GAAP or other accounting requirements or principles or the interpretation thereof or any change or proposed change in applicable Laws or the interpretation thereof (including any pronouncement or guideline issued by a Governmental Entity, the Center for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, health conditions (including any public health emergency, epidemic, pandemic, or disease outbreak)), (v) any national or international political or social conditions, including the engagement by any jurisdiction in which the Company Group operates in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack, (vi) pandemics, epidemics, earthquakes, hurricanes, tornadoes or other natural disasters, (vii) general financial, banking, securities or capital market conditions, including interest rates or market prices, or changes therein, (viii) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, and in the cases of clauses (i), (iv), (v), (vi) and (vii) above, except to the extent that any such event, change, or effect has a materially disproportionate and adverse effect on the Company Group, taken as a whole, relative to other businesses in the industries in which the Company Group operates) and/or (b) a material adverse effect on a Party’s ability to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that any event, change or effect that is cured prior to the Closing Date will not be considered a Material Adverse Effect.
“Net Working Capital” means Current Assets minus Current Liabilities.

“Net Working Capital Adjustment” means the amount by which Net Working Capital is greater or less than the Target Net Working Capital; provided that (a) the Net Working Capital Adjustment will be positive if the Net Working Capital is greater than the Target Net Working Capital and negative if the Net Working Capital is less than the Target Net Working Capital, and (b) the Net Working Capital Adjustment will be zero if Net Working Capital is equal to the Target Net Working Capital.
“NLRB” means the U.S. National Labor Relations Board.
“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.
“Ordinary Course” means the ordinary course of business of the Company Group consistent with past practice.
“Parent Circular” means the stockholders circular to be sent to Parent’s stockholders in connection with the Parent Stockholders Meeting, including any amendments or supplements thereto.
“Permitted Liens” means (a) Liens imposed by Law for Taxes not yet due and payable, that are being properly contested by appropriate proceedings or for which adequate reserves have been established on the most recent Financial Statements, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen and other Liens imposed by Law or Contract incurred in the Ordinary Course that are not overdue by more than 30 days or that are being properly contested, (d) easements, zoning restrictions, rights-of-way, Licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of the Company Group at any real property subject to such Liens, (e) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), and (f) Liens on goods held by suppliers arising in the Ordinary Course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as required by GAAP has been made therefor and as long as such Lien remains unperfected, provided, that notwithstanding the foregoing, the term “Permitted Liens” will not include any Lien securing indebtedness for money borrowed by the Company Group.
“Person” means any individual, partnership, joint venture, corporation, trust, LLC, unincorporated organization or other entity or any Governmental Entity.

“Personal Information” means information, in any form, that (a) identifies, relates to, describes, is capable of being associated with, or could be linked, directly or indirectly, or used to contact or locate a natural Person, including name, address, telephone number, email address, billing information, driver’s license number, other government-issued identifier, vehicle identification number, online identifier, device identifier, IP address, browsing history, search history or other website, application or online activity or usage data, location data, or biometric data, and/or (b) is “personally identifiable information,” “personal information,” “personal data” or similar term under one or more applicable Law.
“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date, and, with respect to a Straddle Period, the portion of such Taxable period ending on and including the Closing Date.
“Pre-Sale Restructuring” means the steps required to be undertaken to facilitate a step-up in asset tax basis for Buyer as set out in Exhibit 7.3(e).
“Privacy Laws” means all applicable Law, guidance issued by any Governmental Entity, and industry guidance, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information, and email, text message, or telephone communications, including the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the Driver’s Privacy Protection Act of 1994, the California Consumer Privacy Act of 2018; the Computer Fraud and Abuse Act; the Payment Card Industry Data Security Standards; and all other similar international, federal, state, provincial, and local applicable Law and binding guidance.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.
“R&W Insurance Policy” means that certain buyer-side representations and warranties insurance policy obtained by Buyer on or about the date hereof in connection with this Agreement that conforms to the requirements in Section 6.19.
“Registered Intellectual Property” means all (a) registered or granted patents and applications therefor (including provisional applications), (b) registered Trademarks and any applications related to Trademarks, (c) registered copyrights and applications for copyright registration and (d) domain name registrations/URLs, social media identifiers and accounts.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, migrating or disposing into the environment.
“Retained Businesses” means all of the businesses and operations, including the DAT Business, Intellitrans Business and RF Ideas Business, of Seller or any of its Affiliates as at the date of this Agreement, other than the Covered Business.
“RF Ideas Business” means the business of designing, developing, licensing, manufacturing, marketing or selling radio frequency identification readers, systems, tags, credentials and accessories carried on by RF Ideas, Inc., which is wholly owned by Seller and does not directly compete with the Covered Business.
“Schedules” means the disclosure schedules to this Agreement.
“Security Incident” means any loss, theft, or accidental, unlawful or unauthorized access, use, loss, disclosure, denial, alteration, destruction, disclosure, compromise, modification, or other unauthorized Processing of Personal Information owned, used, maintained, received, or controlled by or on behalf of any Company Group Member.
“Seller Benefit Plan” means each Employee Benefit Plan currently sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Seller or its Subsidiaries (other than any Company Group Member) in which current or former employees, directors, consultants or independent contractors of any Company Group Member participates or has accrued benefits.
“Seller Fundamental Warranties” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4(a) (Consents and Approvals; No Violations), Section 4.1 (Authorization), Section 4.2 (Interest Ownership), Section 4.3(a) (Consents and Approvals; No Violations), Section 4.8 (Seller) and the Seller Fundamental Tax Warranties.
“Seller Fundamental Tax Warranties” means the representations and warranties set forth in Sections 3.14(q), (r), (s), (t), (u) and (w), and Section 4.7 (without regard to the Schedules).
“Seller Taxes” means any and all (a) income Taxes for which any Company Group Member (including any predecessors or successors thereof) is liable as a result of being a member of any combined, consolidated or unitary group for applicable Tax purposes on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar federal, state, local or non-U.S. Law or regulation, (b) all income Taxes of any Person (other than any Company Group Member (including any predecessors or successors thereof)) imposed on any Company Group Member (including any predecessors or successors thereof) as a transferee or successor, by Contract (other than commercial contracts entered into the Ordinary Course the primary purpose of which is not related to Taxes) or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring before the Closing, (c) income Taxes imposed on any Company Group Member (including any predecessors or successors thereof) with respect to a Pre-Closing Tax Period, (d) income Taxes imposed on Seller Parent, Seller or any of their Affiliates that are not being transferred pursuant to this Agreement for any Taxable period (including any such Taxes imposed as a result of the Transactions), (e) Transfer Taxes for which the Seller is liable pursuant to Section 6.8(d), (f) income Taxes resulting from any breach of the Seller Fundamental Tax Warranties, and (g) income Taxes resulting from any breach of the Seller’s obligations pursuant to Section 6.8, in each case, except to the extent such Taxes are taken into account in Net Working Capital, Company Indebtedness or otherwise taken into account as a reduction to the Initial Purchase Price or paid by the Seller pursuant to Section 6.8(c). For purposes of this provision, the term “income Taxes” means all Taxes imposed on or determined with reference to income, profits or gross receipts, including any franchise Taxes imposed in lieu thereof, and direct or indirect capital gains Taxes.
“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.
“Subsidiary” or “Subsidiaries” means any and all corporations, partnerships, LLC, joint ventures and other entities controlled by a Person directly or indirectly through one or more intermediaries.
“Target Net Working Capital” means $186,000,000.
“Tax Return” means any original or amended report, return, declaration, claim for refund or information return or statement required to be supplied to a Governmental Entity in connection with Taxes.

“Taxes” (and with a correlative meaning, “Taxable”) means (a) any and all federal, state, local, or non-U.S. taxes, charges, duties, fees, levies or other assessments, including income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by any Governmental Entity, and including any interest, penalty or addition imposed thereon, in each case, whether disputed or not and (b) any liability for payment of amounts described in clause (a) whether as a result of any transferee or successor liability or of being a member of an affiliated, consolidated, combined or unitary group, including any liability pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of federal, state, local or non-U.S. Law), by Contract, Law, or otherwise.
“Trademarks” means all trademarks and service marks, logos, slogans, trade names, designs, internet domain names and URLs, corporate names, brand names and doing business designations, common law trademarks and service marks and trade dress, and other designations of source, together with the goodwill connected with the use thereof or symbolized thereby, and all registrations and applications for registration of the foregoing.
“Transactions” means the transactions contemplated by this Agreement or any Ancillary Agreement.
“TransCore Group” means the Seller and its Subsidiaries prior to Closing.
“Transaction Tax Deductions” means any Tax deductions allowed under applicable Law relating to (a) the pay down or satisfaction of the Company Indebtedness, (b) the payment of the Company Transaction Expenses and (c) any other deductible payments attributable to the Transactions that are economically borne by any Company Group Member prior to the Closing or by Seller. For purposes of this Agreement, the Parties agree that seventy percent (70%) of any success-based fees paid by or on behalf of the Companies in connection with the Transactions shall be deductible under IRS Revenue Procedure 2011-29.
“Transfer Taxes” means all stock transfer, notarial, filing, recordation, goods, services, sales, use, real or personal property transfer, mortgage, documentary, value-added, stamp and all other similar Taxes or other like charges imposed by any Governmental Entity in connection with the Transactions (which, for the avoidance of doubt, shall not include any (a) Taxes imposed on or determined with reference to net income, profits or gross receipts, including any franchise Taxes imposed in lieu thereof, and (b) direct or indirect capital gains Taxes, including any Taxes imposed on any Company Group Member as a method of collecting such Taxes).

“Transition Services Agreement” means the Transition Services Agreement between Seller or one or more of its Affiliates and Buyer, substantially in the form attached hereto as Exhibit 1.1(c).
“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.
“Unaudited Financial Statements” means (a) the unaudited balance sheet of the TransCore Group as of April 30, 2021, and (b) the unaudited statement of profit and loss of the TransCore Group for the 4-month period ended April 30, 2021.
“U.S.” means the United States of America.
“U.S. Governmental Antitrust Authority” means any Governmental Entity with jurisdiction over enforcement of any applicable U.S. Antitrust Laws.
“Valuation Time” means 11:59 p.m. Eastern time on the day prior to the Closing Date.
Section 1.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adjustment Amount	Section 2.6(d)
Agreement	Preamble
Available Insurance Policies	Section 6.17(a)
Business Client	Section 6.12(a)
Business Intellectual Property	Section 3.10(b)
Buyer	Preamble
Buyer Closing Statement	Section 2.6(a)
Closing	Section 2.3
Closing Date	Section 2.3
Company Employees	Section 6.10(a)
Company Severance Arrangements	Section 6.10(b)
Company Software	Section 3.10(a)
Covered Business	Recitals
Data Partners	Section 3.21(a)
Data Security Obligations	Section 3.21(a)
Designated Accounting Firm	Section 2.6(b)
Draft Allocation Schedule	Section 6.8(j)(iii)
Data Partners	Section 3.22(a)
Data Security Obligations	Section 3.22(a)
Estimated Cash	Section 2.2(b)
Estimated Company Indebtedness	Section 2.2(b)
Estimated Company Transaction Expenses	Section 2.2(b)

Term	Section

Estimated Closing Statement	Section 2.2(b)
Estimated Net Working Capital	Section 2.2(b)
Estimated Net Working Capital Adjustment	Section 2.2(b)
FCC Consents	Section 6.3(a)
Final Allocation Schedule	Section 6.8(j)(v)
Final Closing Statement	Section 2.6(c)
Foreign Benefit Plan	Section 3.17(d)
Governmental Approvals	Section 6.3(a)
Indemnified Guarantees	Section 6.13(a)
Independent Accountant	Section 2.6(b)
Intended Tax Treatment	Section 6.8(j)(i)
Initial Purchase Price	Section 2.2(a)
Interests	Preamble
IRS	Section 3.17(b)(iv)
JD	Section 10.11(a)
Licensed Intellectual Property	Section 3.10(b)
Material Contracts	Section 3.13(a)
Material Customer	Section 3.20(a)
Material Supplier	Section 3.20(b)
Noncompete Period	Section 6.12(a)
Outside Date	Section 8.1(e)
Parent	Preamble
Parent Recommendation	Section 6.5(d)
Parent Stockholder Approval	Section 5.11
Parent Stockholders Meeting	Section 6.5(d)
Parties	Preamble
Party	Preamble
Pre-Closing Tax Proceeding	Section 6.8(i)
Press Release	Section 6.5
Privileged Deal Communications	Section 10.11(b)
Purchase Price	Section 2.2
Real Property Lease	Section 3.9(b)
Releasors	Section 6.16
Resolved Matters	Section 2.6(b)
Review Period	Section 2.6(b)
Securities Act	Section 5.8(a)
Seller	Preamble
Seller Entities	Section 6.16
Seller Marks	Section 6.11(a)
Seller Parties	Section 10.11(a)
Seller Restrictive Covenants	Section 6.16
Specified Stockholders	Recitals
Straddle Period	Section 6.8(b)(iii)
Supporting Documentation	Section 6.8(c)

Term	Section

Taxable Purchase Price	Section 6.8(j)(ii)
Termination Date	Section 8.1
Termination Fee	Section 8.2(e)
TransCore Mark	Section 6.11(b)
Unresolved Matters	Section 2.6(b)
Voting Agreement	Recitals

Section 1.3 Construction.
(a)Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s), (vii) references to “written” or “in writing” include in electronic form, (viii) references to any Person includes such Person’s successors and permitted assigns and (ix) references to “$” mean the lawful currency of the United States.
(b)Unless otherwise set forth in this Agreement, references in this Agreement, including the Exhibits and Schedules, to any document, instrument or agreement (including this Agreement) (i) includes and incorporates all exhibits, schedules and other attachments thereto, (ii) includes all documents, instruments or agreements issued or executed in replacement thereof and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
(c)References to statutes include all rules and regulations promulgated thereunder and references to statutes, rule or regulations will be construed as including all statutes, rules and regulatory provisions consolidating, amending or replacing the statute, rule or regulation.
(d)An item arising with respect to a specific representation or warranty shall be deemed to be “reflected in or on” or “reserved for or against” or “disclosed in” or “shown in” a balance sheet or financial statements to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.

(e)Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same upon the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement, the documents referred to herein and this Agreement will not be construed as if prepared by one of the parties hereto, but rather according to its fair meaning as a whole, as if all parties to this Agreement had prepared it. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchase and Sale of the Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all of Seller’s rights, title and interest in and to the Interests, free and clear of any Liens.
Section 2.2 Purchase Price. The aggregate purchase price for the Interests will be an amount (the “Purchase Price”) equal to the Initial Purchase Price as adjusted by the Adjustment Amounts determined in accordance with Section 2.6(d).
(a)Payment of Initial Purchase Price. At the Closing, and subject to the terms set forth in this Agreement, Buyer will pay to Seller an amount (the “Initial Purchase Price”) equal to:
(i)the Base Purchase Price; minus
(ii)the Estimated Company Indebtedness; plus
(iii)the Estimated Cash; minus
(iv)the Estimated Company Transaction Expenses; plus
(v)the Estimated Net Working Capital Adjustment (if positive); minus
(vi)the Estimated Net Working Capital Adjustment (if negative).
(b)Estimated Closing Statement. At least three Business Days prior to the Closing Date, Seller will deliver to Buyer a statement (the “Estimated Closing Statement”), setting forth the Seller’s good faith estimates (together with reasonable supporting calculations and documentation with respect thereto) of (i) Company Indebtedness; (ii) the aggregate amount of Cash; (iii) Net Working Capital; (iv) the resulting Net Working Capital Adjustment; and (v) the aggregate amount of Company Transaction Expenses (itemized by payee), in each case calculated as of the Valuation Time. In no event shall any component of Company Indebtedness, Company

Transaction Expenses or Net Working Capital be double counted as a component of any of the other of such categories. The Estimated Closing Statement and the component items thereof will be prepared and calculated in accordance with the Accounting Principles. The “Estimated Company Indebtedness,” “Estimated Cash,” “Estimated Net Working Capital,” “Estimated Net Working Capital Adjustment,” and “Estimated Company Transaction Expenses” will be the estimates of Company Indebtedness, Cash, Net Working Capital, the Net Working Capital Adjustment, and Company Transaction Expenses, respectively, as determined in accordance with this Section 2.2(b). Exhibit 2.2(b) sets forth a sample calculation of the Net Working Capital and the resulting Net Working Capital Adjustment as if the Closing Date occurred on August 31, 2021, and the amounts stated therein are for illustrative purposes only.
Section 2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) will occur as promptly as possible, and in any event no later than three Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as Seller and Buyer may agree in writing. The date of the Closing will be referred to herein as the “Closing Date”. The Closing will take place by remote exchange of signatures and documents. The Closing will be deemed effective as of 12:01 a.m. EST on the Closing Date, or at such other place or at such other time as Seller and Buyer may agree in writing.
Section 2.4 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:
(a)the Ancillary Agreements executed by Seller;
(b)a properly completed and validly executed IRS Form W-9 (or such other documentation and certification as is required to eliminate any withholding of Tax under Section 1445 of the Code in respect of the Transactions under applicable Law) of Seller or, in case Seller is treated and properly classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes on the Closing Date, of such owner (or each of such owners) of Seller;
(c)the certificates and other documents required to be delivered pursuant to Section 7.3;
(d)a duly executed assignment of membership interests in the Companies from Seller and/or its Affiliates in respect of the Interests, and any certificates issued in respect of such Interests; and
(e)all books and records (including personnel files) of any Company Group Member in the possession of the Seller and/or its Affiliates (excluding any Combined Tax Return or associated work papers).

Section 2.5 Deliveries by Buyer.
(a)At the Closing, Buyer will deliver or cause to be delivered to Seller the following:
(i)a true, correct and complete copy of the R&W Insurance Policy that is in effect and conforms to the requirements of Section 6.19 and evidence that the R&W Insurance Policy has been bound;
(ii)the Ancillary Agreements executed by Buyer; and
(iii)the certificates and other documents required to be delivered pursuant to Section 7.2.
(b)At the Closing, Buyer will pay and deliver to Seller an amount equal to the Initial Purchase Price.
Section 2.6 Post-Closing Purchase Price Adjustment.
(a)As soon as reasonably practicable after the Closing Date, and in any event within 60 days thereof, Buyer will prepare and deliver to Seller a statement setting forth the Buyer’s calculation of (i) the Cash, (ii) the Company Indebtedness, (iii) Net Working Capital, (iv) the resulting Net Working Capital Adjustment, and (v) the aggregate amount of Company Transaction Expenses, in each case as of immediately prior to the Closing (such statement being referred to as the “Buyer Closing Statement”). The Buyer Closing Statement, the Final Closing Statement and the component items thereof will be prepared and calculated in accordance with the Accounting Principles. Following the Closing Date, Buyer will, upon prior reasonable notice by Seller (1) permit, and will cause the relevant Company Group Member to permit, Seller and its advisors and representatives reasonable access to the books, records, properties, premises, work papers, personnel and other information of the Company Group to permit Seller and its advisors and representatives to review the Buyer Closing Statement or to address any dispute described in this Section 2.6 and (2) cooperate fully, and will cause the relevant Company Group Member to cooperate fully, with Seller and its advisors and representatives in connection with such review or any dispute, including providing on a timely basis all other information necessary or useful in connection with the review of the Buyer Closing Statement as is reasonably requested by Seller or its advisors or representatives, provided, however, that any such access or cooperation will be provided during normal business hours under the supervision of the applicable personnel of Buyer or any Company Group Member and in such a manner as to maintain the confidentiality of the relevant information and not interfere unreasonably with the operations of the Company Group. The Parties agree that the purpose of preparing and calculating the Cash, the Company Indebtedness, Net Working Capital, and the Company Transaction Expenses is to measure changes in such amounts without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Accounting Principles. The Buyer Closing Statement and the calculation of the amounts therein will entirely disregard (x) any and all effects on the assets or liabilities of the Company Group as a direct result of the

Transactions and (y) any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company Group, or any facts or circumstances that are unique or particular to Buyer or any of its assets or Liabilities.
(b)Seller will, within 60 days following its receipt of the Buyer Closing Statement (the “Review Period”), accept or reject all or part of the Buyer Closing Statement submitted by Buyer. If Seller disagrees with the Buyer Closing Statement or any calculation therein, then Seller will give written notice to Buyer of such dispute and any reason therefor within such 60-day period. Should Seller fail to provide Buyer with a written notice of dispute within such 60-day period, Seller will be deemed to agree with the Buyer Closing Statement as provided by Buyer. In the event there is a dispute, Buyer and Seller will attempt to reconcile their differences, and any written resolution by them as to any disputed amounts will be final, binding and conclusive on the Parties. Any items agreed to by Seller and Buyer in writing, together with any items not disputed or objected to by Seller in a dispute notice, are collectively referred to herein as the “Resolved Matters”. If Seller and Buyer are unable to reach a resolution with such effect within 30 days after the receipt by Buyer of Seller’s written notice of dispute, Seller and Buyer will submit the items remaining in dispute (the “Unresolved Matters”) for resolution to: (i) Ernst & Young (the “Designated Accounting Firm”) or (ii) if the Designated Accounting Firm is unwilling or unable to serve, to an independent nationally recognized accounting firm mutually agreed upon by Seller and Buyer which firm is not the regular auditing firm of either Seller or Buyer or (iii) if Seller and Buyer are not able to mutually select an Independent Accountant within two (2) Business Days of the Designated Accounting Firm confirming that it is unwilling or unable to serve, the Parties shall cause their regular auditing firm to choose a third independent nationally recognized accounting firm (other than the Designated Accounting Firm and any accounting firm that is the regular auditing firm of either Seller or Buyer) to serve as the Independent Accountant, and such third accounting firm shall be the Independent Accountant (such identified or selected firm determined in accordance with sub-clauses (i) to (iii) above, the “Independent Accountant”). The Independent Accountant will act as an expert, and not an arbitrator, and the Parties will cause the Independent Accountant to use commercially reasonable efforts to issue its report as to its determination of all Unresolved Matters (and only such matters) and the determination of the Adjustment Amounts (as set out in the Buyer Closing Statement but adjusted to take into account its determination of all Unresolved Matters) within 30 days after such dispute is referred to the Independent Accountant. The Independent Accountant will not have the power to modify or amend any term or provision of this Agreement. With respect to each Unresolved Matter, the Independent Accountant’s determination, if not in accordance with the position of either Seller or Buyer, will not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Buyer with respect thereto. The Independent Accountant’s final written determination will be conclusive and binding upon the Parties. Buyer on the one hand, and Seller on the other hand, will bear all costs and expenses incurred by them in connection with such determination by the Independent Accountant, except that the fees and expenses of the Independent Accountant hereunder will be borne by Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of Unresolved Matters (in $) submitted to the Independent Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of such Unresolved Matters submitted (in $). This provision will be specifically enforceable by the Parties, and (in the absence of fraud or manifest error) the decision of the Independent Accountant in accordance with the provisions hereof will be final and binding with respect to the Unresolved Matters and there will be no right of appeal therefrom.
(c)The “Final Closing Statement” will be (i) in the event that no dispute notice is delivered by Seller to Buyer, or Seller notifies Buyer that it has no such disputes or objections to the Buyer Closing Statement, in each case prior to the expiration of the Review Period, the Buyer Closing Statement delivered by Buyer to Seller pursuant to Section 2.6(a); (ii) in the event that a dispute notice is delivered by Seller to Buyer prior to the expiration of the Review Period and Seller and Buyer are able to agree on all matters set forth in such dispute notice, the Buyer Closing Statement delivered by Buyer to Seller pursuant to Section 2.6(a), as adjusted pursuant to the agreement of Seller and Buyer in writing; or (iii) in the event that a dispute notice is delivered by Seller to Buyer prior to the expiration of the Review Period and Seller and Buyer are unable to agree on all matters set forth in such dispute notice, the Buyer Closing Statement delivered by Buyer to Seller pursuant to Section 2.6(a), as adjusted by the Independent Accountant to take into account: (A) the Resolved Matters and (B) the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 2.6(b). In the event the Final Closing Statement is determined (x) pursuant to clauses (i) or (ii) of the immediately preceding sentence, Buyer will prepare the Final Closing Statement and calculate the Adjustment Amounts, if any, in each case in accordance with the terms of this Agreement, and deliver such items to Seller within three Business Days following the determination thereof or (y) pursuant to clause (iii) of the immediately preceding sentence, the Parties will instruct the Independent Accountant to prepare the Final Closing Statement and calculate the Adjustment Amounts, if any, based on the Final Closing Statement, in accordance with the terms of this Agreement, and deliver such items to Seller and Buyer within three Business Days following the delivery of the final written determination of the Independent Accountant to Seller and Buyer.
(d)The parties agree that, after the Closing, the Initial Purchase Price will be adjusted as set forth below (each, an “Adjustment Amount”) based upon the respective amounts set forth in the Final Closing Statement:
(i)if the Cash is less than the Estimated Cash, the Initial Purchase Price will be reduced by, and Seller will pay to Buyer, the difference between the Estimated Cash and the Cash;
(ii)if the Cash is greater than the Estimated Cash, the Initial Purchase Price will be increased by, and Buyer will pay to Seller, the difference between the Cash and the Estimated Cash;
(iii)if the Company Indebtedness is greater than the Estimated Company Indebtedness, the Initial Purchase Price will be reduced by, and Seller will pay to Buyer, the difference between the Company Indebtedness and the Estimated Company Indebtedness;
(iv)if the Company Indebtedness is less than the Estimated Company Indebtedness, the Initial Purchase Price will be increased by, and Buyer will pay to Seller, the difference between the Estimated Company Indebtedness and the Company Indebtedness;
(v)if the Net Working Capital Adjustment is less than the Estimated Net Working Capital Adjustment, the Initial Purchase Price will be reduced by, and Seller will pay to Buyer, the difference between the Estimated Net Working Capital Adjustment and the Net Working Capital Adjustment;
(vi)if the Net Working Capital Adjustment is greater than the Estimated Net Working Capital Adjustment, the Initial Purchase Price will be increased by, and Buyer will pay to Seller, the difference between the Net Working Capital Adjustment and the Estimated Net Working Capital Adjustment;
(vii)if the Company Transaction Expenses are greater than the Estimated Company Transaction Expenses, the Initial Purchase Price will be reduced by, and Seller will pay to Buyer, the difference between the Company Transaction Expenses and the Estimated Company Transaction Expenses; and
(viii)if the Company Transaction Expenses are less than the Estimated Company Transaction Expenses, the Initial Purchase Price will be increased by, and Buyer will pay to Seller, the difference between the Estimated Company Transaction Expenses and the Company Transaction Expenses.
(e)The Adjustment Amounts to be paid pursuant to clauses (i)-(viii) of Section 2.6(d) will be netted so that only Seller, on the one hand, or Buyer, on the other hand, is required to make a payment hereunder. Any payment required pursuant to Section 2.6(d) will be made within five Business Days following the determination and delivery of the Final Closing Statement.
(f)Any amounts paid pursuant to this Section 2.6 will be treated as an adjustment to the Purchase Price for all applicable Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by applicable Law.
This Section 2.6 will be the sole and exclusive remedy of the Parties with respect to the determination of the Purchase Price; provided, however, that in no event will Buyer or Seller be entitled to any duplicative recovery as a result of the rights and remedies afforded herein.
Section 2.7 Method of Payment. All payments required under this Article II or any other provision of this Agreement will be made in cash by wire transfer of immediately available funds to such bank account or bank accounts designated in writing by the Person to which the applicable payment is due.

Section 2.8 Withholding. Buyer and each Company Group Member, as applicable, shall be entitled to deduct and withhold from any amount paid or payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law; provided, however, that Buyer or each Company Group Member, as applicable, shall use commercially reasonable efforts to inform the Person to whom such amounts are being paid of its intent to withhold at least 10 Business Days prior to making any such withholding from any payment pursuant to this Agreement and to provide such Person a reasonable opportunity to provide any documentation that may reduce or eliminate such obligation. To the extent that any amounts are so deducted and withheld, and paid over to the appropriate Governmental Entity in accordance with applicable Law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP
Except as set forth in the Schedules, Seller hereby represents and warrants to Buyer as follows:
Section 3.1 Organization. Each Company Group Member is duly incorporated, validly existing and in good standing under the Laws of its formation or incorporation. Each Company Group Member has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its business as conducted on the date hereof. Each Company Group Member is duly qualified or registered as a foreign business organization, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.2 Capitalization. Seller owns all of the Interests. The Interests constitute all of the issued and outstanding membership interests of the Companies, are validly issued, fully paid, non-assessable and free of preemptive rights and are owned of record and beneficially by Seller as set forth on Schedule 3.2. There are no options, warrants, convertible securities or other rights or Contracts of any character relating to the Interests or obligating Seller or any Company Group Member to issue or sell the equity interests of any Company Group Member. There are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any equity interests in any Company Group Member or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.
Section 3.3 Subsidiaries. Schedule 3.3 sets forth the ownership interests of each of the Companies, directly or indirectly, in each Subsidiary and any other entities in which any of the Companies directly or indirectly holds a minority interest and the jurisdiction of incorporation of such Subsidiary or entity, as well as the branches where the Company Group currently carries out operations. Except as set forth on

Schedule 3.3, neither of the Companies has any Subsidiaries or ownership in any other entities.
Section 3.4 Consents and Approvals; No Violations. Except as set forth on Schedule 3.4 and for the Antitrust Clearances and the CFIUS Approval, neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (a) conflict with or result in any breach of any provision of the Charter Documents of any Company Group Member; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, excluding any permit, authorization, consent or approval required pursuant to a customer Contract involving a member of the Company Group on the one hand and a Governmental Entity on the other hand; (c) violate, conflict with or result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Real Property Leases or any customer Contracts that are Material Contracts; or (d) violate any Law, Order or License applicable to the Company Group; excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not have a Material Adverse Effect, or (ii) which become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.
Section 3.5 Financial Statements. The Financial Statements are attached as Schedule 3.5(a). The Audited Financial Statements have been prepared in all material respects in accordance with GAAP as specified in the “Notes to Combined Financial Statements” included therein and the Unaudited Financial Statements have been prepared in all material respects in accordance with the Accounting Principles, in each case, from the books and records of the Company Group and consistently applied throughout the periods indicated. Each balance sheet included in such Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of the Company Group as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Company Group for the periods set forth therein, in accordance with GAAP with respect to the Audited Financial Statements and in accordance with the Accounting Principles with respect to the Unaudited Financial Statements, in each case, consistently applied during the periods involved, except as otherwise noted therein and, in the case of the Unaudited Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes.
Section 3.6 No Undisclosed Liabilities. No Company Group Member has any Liabilities required to be shown in: (i) the Audited Financial Statements in accordance with GAAP, or (ii) the Unaudited Financial Statements in accordance with the Accounting Principles, except (a) to the extent set forth on, reflected in, reserved against or disclosed in the most recent balance sheet included in the Financial Statements, (b) those Liabilities arising under this Agreement, (c) those Liabilities incurred in the Ordinary Course since the date of the most recent balance sheet included in the

Financial Statements, and (d) Liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, since the Balance Sheet Date, the Company Group has operated and conducted their business in the Ordinary Course and there has not been any event, change or effect that has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.8 Sufficiency of Assets. Except as set forth on Schedule 3.8 and for the services to be provided pursuant to the Transition Services Agreement, the assets of the Company Group constitute all of the assets necessary to operate its business in the manner presently operated. Nothing in this Section 3.8 will be construed to be a representation or warranty regarding infringement of third party Intellectual Property, which is governed exclusively by Section 3.10(d).
Section 3.9 Real Property.
(a)No Company Group Member owns any real property.
(b)Schedule 3.9(b) sets forth a correct and complete list of all Contracts to which any Company Group Member is a party pertaining to the lease of the Leased Real Property involving a contractually obligated payment of more than $100,000 individually by any Company Group Member on an annual basis (such Contracts, each a “Real Property Lease”) and the identity of the lessee or tenant under such Real Property Leases as of the date hereof. Except as set forth on Schedule 3.9(b) or as otherwise would not materially adversely impact any Company Group Member, each applicable Company Group Member has a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Permitted Liens.
(c)Except in the Ordinary Course or as set forth on Schedule 3.9(c), there are no condemnation, eminent domain or appropriation, notices of material default or similar proceedings pending or, to the Knowledge of the Seller, threatened against or in respect of any of the Leased Real Property or the improvements thereon, which, if occurring, would materially impair the operations of any Company Group Member at the Leased Real Property affected thereby.
Section 3.10 Intellectual Property.
(a)Schedule 3.10(a) sets forth a complete and accurate list of all Company Registered Intellectual Property, together with the application or registration number, date of filing or issuance, jurisdiction where each is registered or applied for, the identity of the applicant or legal or registered owner, and the relevant Company Registered Intellectual Property which are material to the present and currently contemplated conduct of the Company Group’s business, as well as the proprietary software programs developed by or for the Company Group and owned by the Company Group (the “Company Software”); provided, that, for the avoidance of doubt, the Company Software does not include any licenses listed on Schedule 6.14 and such software will not be owned by the

Company Group after the Closing. The Company Registered Intellectual Property is subsisting and, to the Knowledge of Seller, is valid and enforceable.
(b)Except as set forth on Schedule 3.10(b) or as otherwise would not be material to the operations of any Company Group Member, the relevant Company Group Member is the exclusive owner of any Company Intellectual Property, free and clear of all Liens, other than Permitted Liens, and, to the Knowledge of Seller, possesses the rights to use all other Intellectual Property to the extent such rights are required in connection with the present and currently contemplated conduct of the Company Group’s business in the Ordinary Course (the “Licensed Intellectual Property”, and together with the Company Intellectual Property, the “Business Intellectual Property”). The Company Group has paid all maintenance fees, renewal fees or annuity expenses due for payment prior to the Closing Date for maintenance of Company Registered Intellectual Property.
(c)Except as set forth on Schedule 3.10(c), no Company Group Member has granted any licenses to a third party except in the Ordinary Course for use of Company Intellectual Property.
(d)Except as set forth on Schedule 3.10(d), (i) neither the use of Business Intellectual Property by the Company Group as of the date hereof nor the conduct of the Company Group’s business in the Ordinary Course misappropriates, infringes upon, conflicts with, violates or improperly uses any Intellectual Property of any other Person in any material respect, and (ii) no Person misappropriates, infringes upon, conflicts with, violates or improperly uses any Business Intellectual Property, except for such infringements that do not materially impair the ability of the Company Group to operate their business in accordance with past practice. Except as set forth on Schedule 3.10(d), since January 1, 2018, no Person has instituted or asserted any Actions (or, to the Knowledge of Seller, threatened any Actions) against any Company Group Member, and no Company Group Member has instituted, asserted or threatened any Actions against a third party, alleging that the other party has violated, infringed on or otherwise improperly used the material Intellectual Property of such party.
(e)To the Knowledge of Seller, each Person in the Company Group has taken commercially reasonable measures to protect and maintain the material trade secrets and material confidential information (including customer lists and proprietary software) owned by or used or held for use by the Company Group. To the Knowledge of Seller, there has been no unauthorized or illegal disclosure or use of any such proprietary or confidential information.
(f)The IT Assets (i) have not materially malfunctioned or failed since January 1, 2018 and, to the Knowledge of Seller, there have been no material unauthorized intrusions or breaches of the security of the IT Assets that, pursuant to any legal requirement, would require the Company Group to notify customers or employees of such breach or intrusion or that was or would reasonably be expected to be material to the business of the Company Group, and (ii) are sufficient for the immediate and reasonably foreseeable needs of the Company Group. The Company Group has in place commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Since January 1, 2018, the Company Group has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.
Section 3.11 Litigation. Except as set forth on Schedule 3.11, there is no Action pending or, to the Knowledge of Seller, threatened against any Company Group Member by or before any Governmental Entity, other than those that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.11, to the Knowledge of Seller, no Company Group Member nor any of the assets owned or used by them is subject to any outstanding Order, other than those that would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.12 Compliance with Applicable Law. Except as set forth on Schedule 3.12, since January 1, 2018, each Company Group Member has been in compliance with all applicable Laws and any Order to which it, or any assets owned or used by it, is subject, except where the results of any such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 2018, no event has occurred or circumstance exists that could constitute or result in any (with or without notice or lapse of time), and no Company Group Member has received any notice from any Governmental Entity or other Person regarding any actual or alleged, violation of, or failure to comply with, any applicable Laws or any Order to which any Company Group Member, or any assets owned or used by any of them, is subject, except where the results of any such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.13 Material Contracts.
(a)Schedule 3.13(a) sets forth a correct and complete list of the following Contracts (the “Material Contracts”) to which any Company Group Member is a party (other than the Company Benefit Plans set forth on Schedule 3.17(a)), including any amendments or modifications thereto (notwithstanding whether such amendments or modifications are set forth on Schedule 3.13(a)):
(i)all Contracts (including work orders and purchase orders (notwithstanding whether such work orders and purchase orders are set forth on Schedule 3.13(a)(i)) that individually involve contractually obligated payments from a Company Group Member in excess of $500,000 on an annual basis, and all Contracts (including work orders and purchase orders (notwithstanding whether such work orders and purchase orders are set forth on Schedule 3.13(a)(i)) entered into with Material Suppliers (notwithstanding whether such Contracts are set forth in Schedule 3.13(a)(i));
(ii)all Contracts (including work orders and purchase orders) that individually involve expected future revenue to be earned by any Company Group

Member in excess of $3,000,000 in the aggregate over the remaining term of the Contract, and as of the date of this Agreement, such expected future revenue or payments under each such Contract are as set out in the column entitled “Revenue” in item (ii) of Schedule 3.13(a);
(iii)any Contract for the employment or services of any U.S. employee or U.S. contractor by any Company Group Member that is not terminable at-will;
(iv)all bonds, debentures, notes, loans, credit or loan Contracts or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money;
(v)all Real Property Leases or other leases or licenses involving any assets of any Company Group Member (whether real, personal or mixed, tangible or intangible) involving a contractually obligated payment of more than $100,000 individually by any Company Group Member on an annual basis;
(vi)all Contracts that provide for payment, or an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the Transactions;
(vii)all joint venture or partnership Contracts, cooperative Contracts and all other Contracts providing for the sharing of any profits;
(viii)all Contracts restricting any Company Group Member from engaging in or competing with any business activity in any geographic area;
(ix)all Contracts by which any Company Group Member licenses Intellectual Property from or to any Person that individually involve contractually obligated payments to or from any Company Group Member in excess of $200,000 on an annual basis, excluding any Contracts licensing generally available mass market software under a click-wrap or shrink-wrap license or subscription service;
(x)all Contracts granting any option or first refusal, first offer or similar preferential right with respect to any equity interests, properties or assets of any Company Group Member;
(xi)all Contracts with Seller or any of its Affiliates (excluding the Company Group) on the one hand and a Company Group Member on the other hand, and any Contracts between Seller or any of its Affiliates on the one hand and any director, officer, employee, agent or representative of any Company Group Member on the other hand, other than Contracts entered into in connection with the establishment of an employment relationship that provides for at-will employment with no severance or similar protections, other than as required by Law;

(xii)all Contracts granting any Person a Lien on all or part of the material assets of the Company Group, other than Liens that will be released at or prior to the Closing;
(xiii)all Contracts related to any acquisition which have any ongoing obligation to make any deferred purchase price, “earn out” or other contingent or fixed payment obligations or continuing indemnification obligations or covenants; and
(xiv)all Contracts entered into in connection with the settlement or other resolution of any actual or threatened Action under which any Company Group Member has any continuing Liabilities in excess of $2,000,000 or under which any Company Group Member is subject to any material operational restrictions (other than any confidentiality, release or non-disparagement provisions).
(b)All Material Contracts are in full force and effect and have been validly authorized, executed and delivered by the applicable Company Group Member and, to the Knowledge of Seller, the counterparties thereto, and are currently enforceable by or against any Company Group Member in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. No Company Group Member has given or received any written claim or notice of a material breach, default or modification under, or the cancellation or termination or material modification of, or intent to cancel, to terminate, or materially modify any Material Contract, except as would not reasonably be expected to result in material Liability to any Company Group Member, taken as a whole, or otherwise materially interfere with the present and currently contemplated conduct of the Company Group’s business in the Ordinary Course. To the Knowledge of Seller, there does not exist under any Material Contract any event of default, event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of any Company Group Member, except as set forth on Schedule 3.13(b) and except for such events of default, events, conditions, violations or breaches that would not reasonably be expected to result in material Liability to any Company Group Member, taken as a whole, or otherwise materially interfere with the present and currently contemplated conduct of the Company Group’s business in the Ordinary Course. To the Knowledge of Seller, none of the Material Contracts are subject to any non-written agreements that materially modify, or waive any material rights under, the terms and conditions of such Material Contract.
Section 3.14 Tax Returns; Taxes. Except as set forth on Schedule 3.14:
(a)All income and other material Tax Returns required to be filed by or with respect to Seller, any Company Group Member or any of the assets and properties of Seller or any Company Group Member with any Governmental Entity in accordance with any applicable Law have been timely and duly filed, and all such Tax Returns are true, correct and complete in all material respects;

(b)all income and other material Taxes required to be paid by Seller, any Company Group Member or with respect to any of the assets and properties of Seller or any Company Group Member(whether or not shown as due and owing on any Tax Return) have been timely paid in full;
(c)all deficiencies for, or adjustments in respect of, Taxes that have been claimed, proposed, asserted or assessed by any Governmental Entity as a result of any audit or other examination of any Tax Returns of Seller or any Company Group Member, or with respect to the assets and properties of Seller or any Company Group Member, or otherwise, have been paid, accrued on the books, as appropriate, of Seller or of the relevant Company Group Member, or finally settled;
(d)no deficiencies for, or adjustments in respect of, any Taxes of the Company Group or any Taxes of any other Person, including Seller and its Affiliates, for which any Company Group Member could be held liable, including any liability pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of federal, state, local or non-U.S. applicable Law), are being claimed, assessed, asserted or proposed in writing or, to the Knowledge of Seller or Seller Parent, threatened by any Governmental Entity, and no claim, audit, examination, Action or investigation of any Tax Return or concerning any Tax liability of any Company Group Member is currently underway, pending, proposed or, to the Knowledge of Seller or Seller Parent, threatened by any Governmental Entity;
(e)Seller and each Company Group Member has timely withheld or collected and reported and paid over to the appropriate Governmental Entity all material Taxes required to have been withheld or collected and reported and paid, including in connection with any amounts paid or owing to any employee, independent contractor, customer, creditor, equity holder, stockholder or other third party;
(f)there are no outstanding waivers of any statute of limitations or Contracts or other agreements by or on behalf of Seller or any Company Group Member for the extension of time for the assessment of any Taxes or any deficiency thereof, other than routine extensions granted in the Ordinary Course;
(g)there are no Liens for Taxes against any asset or properties of Seller or any Company Group Member (other than Permitted Liens);
(h)neither Seller nor any Company Group Member has any liability for the Taxes of any other Person (except in connection with any Combined Tax Return): (i) pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of federal, state, local or non-U.S. applicable Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise by operation of applicable Law;
(i)neither Buyer nor any Company Group Member will be required to include in any Taxable period (or portion thereof) ending after the Closing Date Taxable income attributable to income of Seller or any Company Group Member that accrued in any Pre-Closing Tax Period but was not recognized in such Taxable period as a result of (i) any improper use of any accounting method, a change in accounting method under Section 481 of the Code (or any similar provision of federal, state, local, or non-U.S. applicable Law), or agreement with any Governmental Entity, (ii) installment sale or open transaction, (iii) the long-term contract method of accounting, (iv) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (v) a “closing agreement” described in Section 7121 of the Code (or any similar provision of federal, state, local or non-U.S. applicable Law), or (vi) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of federal, state, local or non-U.S. applicable Law) in each case, with respect to a transaction or agreement entered into, or change or election made, on or prior to the Closing Date;
(j)neither Seller nor any Company Group Member has made an election under Section 965(h) of the Code;
(k)no Company Group Member is a party to any Tax sharing, Tax indemnification, or Tax allocation agreement with any party relating to allocating, indemnifying, or sharing the payment of, or liability for, Taxes (or Tax benefits) (other than by reason of customary provisions in commercial agreements entered into with third parties in the ordinary course of business, the primary purpose of which does not relate to Taxes);
(l)no Company Group Member has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the three years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions;
(m)no Company Group Member has participated in, or is participating in, an international boycott within the meaning of Section 999 of the Code;
(n)no Company Group Member organized under the laws of a country other than the U.S. (i) has ever been treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or as a U.S. corporation under Section 7874(b) of the Code, or (ii) was created or organized in the United States such that any such entity would be Taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a);
(o)no Company Group Member organized under the laws of a country other than the U.S. (i) has an investment in “United States property” within the meaning of Section 956 of the Code, (ii) is engaged in the conduct of a United States trade or business for U.S. federal income Tax purposes or (iii) has elected under Section 897(i) of the Code to be treated as a U.S. corporation;

(p)neither Buyer nor any Company Group Member is or will be subject to any Tax in respect of any Pre-Closing Tax Period as a result of any deferred intercompany transaction (described in the Treasury Regulations promulgated under Section 1502 of the Code, or any similar provision of federal, state, local or non-U.S. applicable Law) entered into by any Company Group Member, on the one hand, and Seller and any of its Affiliates (other than any Company Group Member), on the other hand, prior to the Closing Date;
(q)without regard to anything set forth on the Schedules, at all times since their conversions to LLCs, each of TransCore Partners, LLC and TransCore ITS, LLC has been treated and properly classified as an entity disregarded as separate from the owner of each respective entity for U.S. federal income Tax purposes and will be so treated and classified as of the Closing, and no such entity has ever filed an election under Treasury Regulation Section 301.7701-3;
(r)without regard to anything set forth on the Schedules, since 2005 each of TLP Holdings, LLC, TransCore, LP, and Viastar Services, LP has been treated and properly classified as an entity disregarded as separate from the owner of each respective entity for U.S. federal income Tax purposes and will be so treated and classified as of the time of Closing, and no such entity has ever filed an election under Treasury Regulation Section 301.7701-3;
(s)without regard to anything set forth on the Schedules, at all times since its formation through the date hereof, TransCore Holdings, Inc. has been treated and properly classified as a corporation for U.S. federal income Tax purposes;
(t)without regard to anything set forth on the Schedules, at all times after the conversion of TransCore Atlantic, Inc. to a Delaware LLC, which shall be effective prior to the Closing Date, TransCore Atlantic LLC has been treated and properly classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes and will be so treated and classified at the time of the Closing, and TransCore Atlantic LLC (including any predecessor of TransCore Atlantic LLC) has never made any election under Treasury Regulation Section 301.7701-3;
(u)without regard to anything set forth on the Schedules, Amtech Systems, LLC was formed on July 31, 2005 and made an election under Treasury Regulation Section 301.7701-3 to be treated as an association taxable as a corporation effective as of January 1, 2015. As of the date of this Agreement, Amtech Systems, LLC is treated as an association taxable as a corporation and is an eligible entity under Treasury Regulation Section 301.7701-3(a);
(v)none of the assets or properties of Seller or any Company Group Member that are being transferred to Buyer as part of the Transactions (i) are assets or property that Buyer or any of its Affiliates will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, (ii) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) are “tax-

exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt, the interest of which is tax-exempt under Section 103(a) of the Code, (v) are subject to a “Section 467 rental agreement” as defined in Section 467 of the Code, or (vi) are subject to Section 197(f)(9) of the Code;
(w)without regard to anything set forth on the Schedules, neither Seller nor any Company Group Member has taken, or has agreed to take, any action that would reasonably be expected to prevent the purchase and sale of the Interests described in Section 2.1 from qualifying for the Intended Tax Treatment, and there are no facts or circumstances that could reasonably be expected to prevent the purchase and sale of the Interests described in Section 2.1 from qualifying for the Intended Tax Treatment; and
(x)Schedule 3.14(x) sets forth any election under Treasury Regulation Section 301.7701-3(c) that has been made with respect to any non-U.S. Company Group Member and is in effect at the time of this Agreement.
References to any Company Group Member shall include any predecessor or successor thereof for purposes of this Section 3.14. The representations and warranties made in this Section 3.14 and, to the extent applicable, Section 3.17 are the exclusive representations and warranties of Seller with respect to Taxes. Seller makes no representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, business interest carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or non-U.S.) of any entity within the Company Group after the Closing Date.
Section 3.15 Environmental Matters.
(a)Except as set forth on Schedule 3.15 and matters that would not reasonably be expected to result in a material Liability to the Company Group, taken as a whole, for the past three years each Company Group Member is in material compliance with, all material Environmental Permits applicable to it required under Environmental Laws. Each Company Group Member is otherwise in compliance with applicable Environmental Laws as of the date hereof, except where the failure to be in compliance would not have a Material Adverse Effect.
(b)During the last three years, no Company Group Member has received written notice from any Governmental Entity that such Company Group Member is subject to any pending claim (i) based upon any provision of any Environmental Law and arising out of any act or omission of any Company Group Member or (ii) arising out of the ownership, use, control or operation by any Company Group Member of any facility, site, area or property from which there was a Release of any Hazardous Substance which claim, if adversely resolved, would individually or in the aggregate have a Material Adverse Effect.
Section 3.16 Licenses and Permits. Schedule 3.16(a) sets forth a correct and complete list of all material Licenses held by each Company Group Member required to carry on its business as presently conducted. Except as set forth on Schedule 3.16(b), (i) each Company Group Member owns or possesses all material Licenses that are necessary to enable it to carry on its operations as presently conducted, (ii) all such Licenses are in full force and effect and will remain in full force and effect immediately following the Closing, and (iii) each Company Group Member is in material compliance with such Licenses, except for non-compliance which would not materially affect such Company Group Member’s ability to conduct its business or would not materially impair or delay the ability of Seller to consummate the Transactions.
Section 3.17 Benefit Plans.
(a)As of the date hereof, Schedule 3.17(a) sets forth a correct and complete list of each Company Benefit Plan and each material Seller Benefit Plan. With respect to each Company Benefit Plan and each Seller Benefit Plan, the Company Group has provided a correct and complete copy of the following documents, to the extent applicable: (i) all current plan documents, and all amendments thereto; (ii) the three (3) most recent filed IRS Form 5500s and all schedules thereto; (iii) the most recent IRS determination letter or opinion letter, as applicable; (iv) the most recent summary plan descriptions and summaries of material modifications thereto; (v) written summaries of all material terms of non-written Company Benefit Plans and Seller Benefit Plans (if any) and (vi) any communications to participants regarding any material modifications of any Company Benefit Plan or Seller Benefit Plan that would take effect on or after the date hereof.
(b)Except as set forth on Schedule 3.17(b):
(i)No Company Benefit Plan or Seller Benefit Plan is a “multiple employer plan” described in Section 413(c) of the Code, and no Company Group Member has, within the last six years, contributed to, been required to contribute to, or otherwise had any Liability in connection with any “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or “multiple employer plan”;
(ii)No Company Benefit Plan or Seller Benefit Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code and no Company Group Member has any Liability in connection with an Employee Benefit Plan of an ERISA Affiliate under Title IV of ERISA;
(iii)Each Company Benefit Plan and Seller Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code;
(iv)Each Company Benefit Plan and Seller Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”) or other letter indicating that it is so qualified, or is in the process of obtaining such a letter. To the Knowledge of Seller, nothing has occurred since the issuance of the IRS determination letters referred to in this Section 3.17(b)(iv) that could result in the revocation of any such IRS determination letters or adversely affect the qualification of such Company Benefit Plan or Seller Benefit Plan; and
(v)For the past three (3) years there have been no and there is no pending or, to the Knowledge of Seller, threatened Action (other than a routine claim for benefits) with respect to any Company Benefit Plan or Seller Benefit Plan.
(c)To the Knowledge of Seller, no Person has engaged in any non-exempt “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Company Benefit Plan or any Seller Benefit Plan that could reasonably be expected to result in a material Liability to the Company Group or Buyer. No Company Benefit Plan or Seller Benefit Plan provides medical or other welfare benefits with respect to any current or former employees, independent contractors or directors of the Company Group beyond their period of service, other than coverage mandated by applicable Law at the sole expense of the participant. All contributions, premiums or other payments required to be made by any Company Group Member have at all times been timely made or properly accrued with respect to each Company Benefit Plan and Seller Benefit Plan. The Company Group has not incurred (whether or not assessed) any material Tax, penalty or other Liability that may be imposed under the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder, including pursuant to Section 4980D or 4980H, 6721 or 6722 of the Code.
(d)With respect to each Company Benefit Plan or Seller Benefit Plan that is not a U.S. benefit plan (each, a “Foreign Benefit Plan”), (i) such Foreign Benefit Plan has been maintained, funded and administered in material compliance with applicable Laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) all contributions required to be made by any Company Group Member to such Foreign Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued as of the Balance Sheet Date in accordance with the terms of the Foreign Benefit Plan and all applicable Laws, (iii) such Foreign Benefit Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iv) there are no pending or, to the Knowledge of Seller, threatened investigations by any Governmental Entity, proceedings or claims (except for claims for benefits in the Ordinary Course) against such Foreign Benefit Plan, and (v) neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Foreign Benefit Plan. No Foreign Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP or IFRS.

(e)Each Company Benefit Plan and Seller Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies and has at all times complied in form and operation with Section 409A of the Code. No Tax penalties or additional Taxes have been imposed or could be reasonably expected to be imposed on any current or former employee, officer, consultant, director or other service provider of the Company Group, and no acceleration of Taxes has occurred or could be reasonably expected to occur with respect to any such Person, in each case as a result of a failure to comply with Section 409A of the Code. No current or former employee, officer, consultant, director or other service provider of the Company Group is entitled to any gross-up, make-whole or similar payment in respect of any Taxes imposed by Section 409A or 4999 of the Code or otherwise.
(f)Except as set forth in Schedule 3.17(f), neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, independent contractor or director of the Company Group to any compensation, payment or benefit (including severance, change in control or transaction payments, or otherwise), except as required by applicable Law, (ii) accelerate the time of payment, vesting or funding of any compensation or benefits, or trigger or increase any compensation or benefits due to any current or former employee, independent contractor or director of the Company Group, (iii) limit the right to merge, amend or terminate any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).
(g)Since January 1, 2020, none of the Company Group and its Affiliates have (i) reduced the compensation or benefits of any current or former employees, independent contractors or directors of the Company Group or otherwise reduced the working schedule of any current or former employees, independent contractors or directors of the Company Group, in each case for any reason relating to COVID-19, (ii) conducted any terminations, furloughs or other employee-related cost-cutting actions related to COVID-19, including but not limited to, reducing compensation, benefits or working schedules, or (iii) elected to defer any Taxes payable or delay any contributions to any Company Benefit Plan or Seller Benefit Plan pursuant to the CARES Act with respect to any current or former employees, independent contractors or directors of the Company Group.
Section 3.18 Labor Relationships.
(a)Seller has made available to Buyer a true and complete list of all employees and independent contractors engaged by each Company Group Member. Except as set forth on Schedule 3.18(a): (i) none of the employees of any Company Group Member are represented by a labor organization or group that was either voluntarily recognized or certified by any labor relations board or agency (including the NLRB) or any works council; (ii) no Company Group Member is a signatory to or bound by a collective bargaining Contract with any trade union, works council, labor organization or group, and no such Contract is in the process of being negotiated; and

(iii) no walk out, strike, hand billing, picketing, work stoppage, grievance or other labor dispute or disruption involving the employees, leased employees or independent contractors of the Company Group has occurred, is in progress or, to the Knowledge of Seller, has been threatened in the last two years.
(b)No Company Group Member has: (i) during the prior three years, engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law (“WARN Act”)) or other employment action affecting any single site of employment or one or more facilities or operating units within any single site of employment or facility or Leased Real Property of any Company Group Member that implicated the WARN Act; or (ii) in the prior six months, carried out any “employment losses” (as such term is defined in the WARN Act), temporary layoff, or hours or pay reduction that could, if continued in the aggregate, implicate the WARN Act.
Section 3.19 Certain Fees. Except as set forth on Schedule 3.19, no Company Group Member has employed any advisor, broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions, in each case, for which Buyer or any Company Group Member would be liable in connection with the Transactions.
Section 3.20 Customers and Suppliers.
(a)Schedule 3.20(a) sets forth the customers of each Company Group Member (including distributors) in respect of the top twenty (20) Contracts (each, a “Material Customer”), based on the dollar amount of consolidated expected future revenues contracted to be earned by the Company Group following the date of this Agreement for the remaining term of the relevant Contract.
(b)Schedule 3.20(b) sets forth each vendor, supplier, reseller, service provider and other similar business relation of each Company Group Member in respect of the top twenty (20) Contracts for 2020 (each, a “Material Supplier”), based on calendar year payments made by the Company in 2020, from whom any Company Group Member has contracted with for the provision of goods and services in respect of its contracts with a Material Customer under a Material Contract.
(c)As at the date hereof, no Material Customer or Material Supplier has given any Company Group Member notice that it intends to stop or materially alter its business relationship with any Company Group Member, or has during the past twelve (12) months decreased materially, or threatened to decrease or limit materially, its supply of services or products to, or purchase of products or services from any Company Group Member. To the Knowledge of the Seller, no Material Customer or Material Supplier intends to cancel or otherwise substantially modify its relationship with any Company Group Member or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, any Company Group Member (whether as a result of the Transactions or otherwise).

(d)Other than inventory, there are no Current Assets or Current Liabilities and no outstanding Liabilities or obligations of any Company Group Member with respect to the Richmond Metropolitan Transit Authority project, and all related agreements have been validly terminated by the parties thereto.
Section 3.21 Data Privacy.
(a)Each Company Group Member and, to the Knowledge of Seller, all Affiliates, vendors, processors, or other third parties Processing or otherwise with access to Personal Information collected and/or Processed by or for any Company Group Member and any party sharing Personal Information with any Company Group Member (“Data Partners”), comply and have at all times complied with all internal and external policies, contractual obligations, Privacy Laws, and industry standards relating to Personal Information (collectively, “Data Security Obligations”). Each Company Group Member engages in due diligence of such Data Partners before allowing them to access or receive Personal Information. To the Knowledge of the Seller, no Company Group Member nor any Data Partners have experienced a Security Incident. No Company Group Member in relation to any Security Incident and/or Data Security Obligations have been required to notify customers, consumers, employees, Governmental Entity, or any other Person of any Security Incident.
(b)The execution, delivery, and performance of this Agreement and the consummation of the Transactions do not and will not: (i) conflict with or result in a violation or breach of any Data Security Obligations; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit any Company Group Member’s rights to own or Process any Personal Information used in or necessary for the operation of the Covered Business; or (iv) otherwise prohibit the transfer of Personal Information owned by the Company Group to Buyer.
Section 3.22 Insurance. Each Company Group Member maintains insurance coverage which (a) collectively provide adequate insurance coverage for the assets and operations of the Company Group; (b) collectively are sufficient for compliance with all requirements of Law and all Contracts to which any Company Group Member is a party; (c) are appropriate to respond to the risk of liability relating to any unauthorized Processing of Personal Information or any violation of the Data Security Obligations, and (d) are issued by an insurer that is financially sound and reputable. As of the date hereof, all such insurance policies are in full force and effect. All premiums due and payable under all such policies have been paid. To the Knowledge of the Seller, no default exists with respect to the obligations of any Company Group Member under any such insurance policy, and no Company Group Member has received any notification of cancellation of any such insurance policies. Each Company Group Member has given notice to the applicable insurer of all insured claims. To the Knowledge of the Seller, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders, and there are no pending claims by any Company Group Member to which the insurers have denied coverage or otherwise reserved rights.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of any Company Group Member or the Seller or its Affiliates expressly for inclusion or incorporation by reference in the Parent Circular and any other documents required to be filed with the SGX in connection with the Transactions will, at the time the Parent Circular is filed with the SGX, at any time the Parent Circular or such documents is amended or supplemented, at the time the Parent Circular is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting or at the time such document is filed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to such portions thereof that relate to Parent and its Subsidiaries and to statements made or incorporated by reference in the Parent Circular or any other documents required to be filed with the SGX in connection with the Transactions based on information supplied by Parent or its Subsidiaries specifically for inclusion (or incorporation by reference) in the Parent Circular.
Section 3.24 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, ARTICLE IV AND SECTION 6.12, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS. SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO, AND BUYER WILL NOT BE ENTITLED TO RELY ON:
(a)ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY INFORMATION REGARDING FUTURE REVENUES, EXPENSES OR RESULTS OF OPERATIONS OF THE COMPANY GROUP; OR
(b)EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE III, ARTICLE IV OR SECTION 6.12, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO THE COMPANY GROUP, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT
Seller and, in respect of Section 4.1 (Authorization), Section 4.3 (Consents and Approvals; No Violations), Section 4.5 (Litigation), Section 4.7 (Taxes), Section 4.8 (Seller) and Section 4.9 (Fleet Compliance Business), Seller Parent hereby represents and warrants to Buyer as follows:
Section 4.1 Authorization. Each of Seller and Seller Parent has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Seller and Seller Parent, and the consummation of the

Transactions have been duly authorized by all required action on the part of Seller and Seller Parent respectively. This Agreement has been duly executed and delivered by Seller and Seller Parent and does, when duly executed by all parties hereto and delivered by Seller or Seller Parent, constitute the valid and binding agreement of Seller or Seller Parent (as the case may be) enforceable against Seller or Seller Parent (as the case may be) in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section 4.2 Interest Ownership. Seller is the record and beneficial owner of the Interests as set forth on Schedule 4.2 and has, and at the Closing will have, good title to the Interests. The Interests will be transferred to Buyer at the Closing free and clear of any Liens, except for such Liens arising as a result of any action or inaction by Buyer, its Affiliates or their respective representatives.
Section 4.3 Consents and Approvals; No Violations. Except as set forth on Schedule 4.3 and except for the Antitrust Clearances and the CFIUS Approval, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) violate or conflict with or result in any breach of any provision of the Charter Documents of Seller or Seller Parent, or with any resolution or authorization adopted by the governing body or equity holders of Seller or Seller Parent, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, excluding any permit, authorization, consent or approval required pursuant to a customer Contract involving a Company Group Member on the one hand and a Governmental Entity on the other hand, or require any approval of the Seller’s or Seller Parent’s stockholders (c) violate, conflict with or result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Seller or Seller Parent is a party; or (d) violate any Law, Order or License applicable to Seller or Seller Parent, except in each case of the foregoing clauses (b), (c) and (d), such requirements, violations, conflicts, defaults or rights (i) as would not be reasonably likely to materially and adversely affect the ability of Seller or Seller Parent to consummate the Transactions or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer or its Affiliates prior to or as of Closing.
Section 4.4 Certain Fees. Seller has not employed any advisor, broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions, in each case, for which Buyer or any Company Group Member would be liable in connection with the Transactions.
Section 4.5 Litigation. There is no Action pending or, to the Knowledge of Seller, threatened against Seller or Seller Parent, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would be reasonably likely to materially and adversely affect or restrict Seller’s or Seller Parent’s ability to consummate the Transactions.
Section 4.6 Solvency. Seller is not entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company Group. Seller is Solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to Buyer’s obligation to consummate the Transactions, Seller will, after giving effect to all of the Transactions, be Solvent at and after the Closing Date.
Section 4.7 Taxes. Without regard to anything set forth on the Schedules:
(a)at all times since their conversions to LLCs, each of TransCore Partners, LLC and TransCore ITS, LLC has been treated and properly classified as an entity disregarded as separate from the owner of each respective entity for U.S. federal income Tax purposes and will be so treated and classified as of the Closing, and no such entity has ever filed an election under Treasury Regulation Section 301.7701-3;
(b)since 2005 each of TLP Holdings, LLC, TransCore, LP, and Viastar Services, LP has been treated and properly classified as an entity disregarded as separate from the owner of each respective entity for U.S. federal income Tax purposes and will be so treated and classified as of the time of Closing, and no such entity has ever filed an election under Treasury Regulation Section 301.7701-3;
(c)at all times since its formation through the date hereof, TransCore Holdings, Inc. has been treated and properly classified as a corporation for U.S. federal income Tax purposes;
(d)at all times after the conversion of TransCore Atlantic, Inc. to a Delaware LLC, which shall be effective prior to the Closing Date, TransCore Atlantic LLC has been treated and properly classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes and will be so treated and classified at the time of the Closing, and TransCore Atlantic LLC (including any predecessor of TransCore Atlantic LLC) has never made any election under Treasury Regulation Section 301.7701-3;
(e)Amtech Systems, LLC was formed on July 31, 2005 and made an election under Treasury Regulation Section 301.7701-3 to be treated as an association taxable as a corporation effective as of January 1, 2015. As of the date of this Agreement, Amtech Systems, LLC is treated as an association taxable as a corporation and is an eligible entity under Treasury Regulation Section 301.7701-3(a); and
(f)neither Seller nor any Company Group Member has taken, or has agreed to take, any action that would reasonably be expected to prevent the purchase and sale of the Interests described in Section 2.1 from qualifying for the Intended Tax Treatment, and there are no facts or circumstances that could reasonably be expected to prevent the purchase and sale of the Interests described in Section 2.1 from qualifying for the Intended Tax Treatment.

Section 4.8 Seller. Except as set forth in Schedule 4.8, Seller has no employees, has not owned and does not own any assets, does not have any liabilities, is not a party to any Contracts and has not otherwise engaged in any business activities or conducted any operations other than as a holding company.
Section 4.9 Fleet Compliance Business. All material Contracts relating to the Fleet Compliance Business as previously carried on by DAT Business have been assigned to a Company Group Member prior to the date hereof. Except as set forth in Schedule 4.9, there are no material assets relating to the Fleet Compliance Business as previously carried on by DAT Business that have not been transferred to a Company Group Member.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
Buyer and, in respect of Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Consents and Approvals; No Violations), Section 5.4 (Litigation), Section 5.10 (Specified Stockholders) and Section 5.11 (Parent Stockholder Approval), Parent hereby represents and warrants to Seller as follows:
Section 5.1 Organization. Each of Buyer and Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
Section 5.2 Authorization. Each of Buyer and Parent has the corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Parent Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. This Agreement has been duly authorized, executed and delivered by Buyer and Parent and does, when duly executed by all parties hereto and Parent and delivered by Buyer and Parent, constitute the valid and binding agreement of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, subject to receipt of the Parent Stockholder Approval and applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section 5.3 Consents and Approvals; No Violations. Except as set forth on Schedule 5.3 and except for the Antitrust Clearances and the CFIUS Approval and subject to receipt of the Parent Stockholder Approval, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate or conflict with or result in any breach of any provision of the Charter Documents of Buyer or Parent, or with any resolution or authorization adopted by the governing body or equity holders of Buyer or Parent; (b) violate, conflict with or result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract; or (c) violate any Law, Order or License applicable to Buyer or Parent, except in each case of sub-clauses (b) and

(c), such requirements, violations, conflicts, defaults or rights (i) as would not be reasonably likely to materially and adversely affect the ability of Buyer or Parent to consummate the Transactions or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Seller or its Affiliates or any Company Group Member prior to or as of Closing.
Section 5.4 Litigation. There is no Action pending or, to the knowledge of Buyer or Parent, threatened against Buyer or Parent, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would be reasonably likely to materially and adversely affect or restrict Buyer’s or Parent’s ability to consummate the Transactions.
Section 5.5 Financial Capability. Buyer has, or will have available as of the Closing Date, cash on hand sufficient to fully fund all of Buyer’s obligations under this Agreement, including the payment of (a) the Purchase Price, as adjusted, and any other amounts required to be paid pursuant to this Agreement, and (b) all fees and expenses and other payment obligations required to be paid or satisfied by Buyer in connection with the Transactions, including under Section 6.13. Buyer affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Buyer obtains financing for the Transactions.
Section 5.6 Solvency. Buyer is not entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company Group. Buyer is Solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to Seller’s obligation to consummate the Transactions, Buyer will, after giving effect to all of the Transactions, including the payment of the Purchase Price, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the Transactions and all related fees and expenses, be Solvent at and after the Closing Date.
Section 5.7 Independent Review. Buyer has conducted its own independent review and analysis of the Company Group and its condition, cash flow and prospects, and acknowledges that Buyer has been provided access to the properties, premises and records of the Company Group for this purpose, including to certain projections, including projected statements of operating revenues and income from operations of the Company Group and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Buyer is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. In entering into this Agreement, Buyer has relied exclusively upon its own investigation and analysis and the representations and warranties contained herein, and Buyer:

(a)acknowledges that: (i) it has had the opportunity to visit with the Company Group and meet with its officers and other representatives to discuss the Company Group and its condition, cash flow and prospects and (ii) all materials and information requested by Buyer have been provided to Buyer to Buyer’s reasonable satisfaction;
(b)acknowledges that it has undertaken such due diligence as Buyer deems adequate;
(c)acknowledges that, except as set forth in Article III, Article IV and Section 6.12, neither Seller, nor any Company Group Member, nor any of their respective partners, officers, employees, Affiliates, agents or representatives makes, and that Buyer has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or representatives prior to the execution of this Agreement;
(d)agrees, to the fullest extent permitted by Law, that neither Seller, nor any Company Group Member, nor any of their respective partners, directors, officers, employees, Affiliates, agents or representatives will have any Liability or responsibility whatsoever to Buyer on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, to Buyer prior to the execution of this Agreement; and
(e)acknowledges that, neither Seller nor any Company Group Member nor any of their respective partners, officers, employees, Affiliates, agents or representatives makes, has made or will be deemed to have made, and that Buyer has not relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company Group, other than the representations, warranties, covenants and agreements of Seller that are expressly set forth in this Agreement.
Section 5.8 Purchase for Investment.
(a)Buyer is acquiring the Interests solely for investment for its own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(11) of the Securities Act of 1933 (the “Securities Act”)) thereof. Buyer understands that the Interests have not been registered under the Securities Act or any state or foreign securities Laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such Laws and applicable regulations such securities may not be resold without registration under the Securities Act or under applicable state or foreign Law unless an applicable exemption from registration is available.
(b)Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
Section 5.9 Certain Fees. Except as set forth on Schedule 5.9, Buyer has not employed any broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders’

fees or other similar fees in connection with this Agreement or the Transactions, in each case, for which Seller would be liable in connection with the Transactions.
Section 5.10 Specified Stockholders. The Specified Stockholders collectively own and have the sole right to vote and sole right to dispose of ordinary shares of the Parent that equal at least a majority of the outstanding ordinary shares of the Parent on a fully-diluted basis.
Section 5.11 Parent Stockholder Approval. The only vote of the holders of ordinary shares or other securities of Parent required to adopt this Agreement or to approve the Transactions is the adoption of this Agreement by way of the passing of an ordinary resolution by the holders of a majority of the outstanding ordinary shares of the Parent that are present and voting at a general meeting of Parent (the “Parent Stockholder Approval”).
ARTICLE VI
COVENANTS
Section 6.1 Conduct of the Company Group. Seller agrees that, during the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, any transactions related to the Pre-Sale Restructuring) or as consented to by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), Seller will cause each Company Group Member to:
(a)not amend its Charter Documents;
(b)not authorize for issuance, issue, sell, create a Lien or deliver or agree or commit to issue, sell, create a Lien or deliver any of its equity interests or shares of its capital stock, or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any Contract with respect to the issuance of or the acquisition of, its equity interests or shares of its capital stock;
(c)not (i) split, combine or reclassify any of its equity interests or shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution in respect of its capital stock or (iii) redeem or otherwise acquire any of its securities; provided, that any Company Group Member may pay cash dividends in respect of its equity interests or capital stock in the Ordinary Course as to timing and amount;
(d)use commercially reasonable efforts to conduct its business substantially in the Ordinary Course and in compliance with applicable Laws;
(e)not acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any business, corporation, partnership or other business organization or division;

(f)not sell, transfer, lease or otherwise dispose of any assets of the Company Group having, in aggregate, a value in excess of $5,000,000, except for cash and inventory in the Ordinary Course;
(g)not mortgage, pledge or subject to any Lien or security interest (other than Permitted Liens) any assets of the Company Group having, in aggregate, a value in excess of $5,000,000, except in the Ordinary Course;
(h)not assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (in each case, other than pursuant to intercompany borrowing arrangements that will be settled or repaid in full at or before Closing);
(i)other than the Transition Services Agreement, not enter into any transactions, contracts or understandings with Seller or its Affiliates or any other parties that would create a conflict of interest, except in the Ordinary Course;
(j)not enter into, materially amend or terminate or waive any material rights under: (i) any Material Contract other than in the Ordinary Course or (ii) any customer or supplier Contracts (including contracts with subcontractors) that are not in the Ordinary Course;
(k)not take any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;
(l)not make any material change in any method of accounting or accounting practice or policy used by the Company Group in the preparation of its financial statements, other than changes required by GAAP or applicable Law;
(m)except as set forth on Schedule 6.1(m), not enter into any settlement or release with respect to any Action other than (i) any settlement or release that contemplates only the payment of money equal to less than $2,000,000 (excluding insurance contributions), individually or in the aggregate over the period between the date hereof and the Closing Date, and without ongoing limits on the conduct or operation of its business and results in a full release of such claim, (ii) the payment of Liabilities reflected or reserved against in full in the most recent Financial Statements or (iii) any settlement or release in the Ordinary Course;
(n)not fail to maintain any insurance policy that is issued exclusively in the name of the Company Group or material to the business of the Company Group;
(o)not cancel or terminate or fail to exercise any rights of renewal in respect of any existing Real Property Lease, except in the Ordinary Course;
(p)make, commit to make or authorize any capital expenditure, individually or in the aggregate, in excess of $3,000,000;

(q)cancel any Indebtedness owed to any Company Group Member or waive any claims or rights of value with respect to such Indebtedness, except in the Ordinary Course;
(r)except as expressly contemplated in connection with the Pre-Sale Restructuring, not (i) make, amend, rescind or revoke any entity classification election under Section 301.7701-3 of the Treasury Regulations (or otherwise undertake a change in entity classification) or any other material Tax election with respect to any Company Group Member, (ii) adopt or change (or file a request to make any such change) any method of Tax accounting or Tax accounting period, (iii) enter into any closing agreement or other similar agreement in respect of Taxes with any Governmental Entity, (iv) file any material amended Tax Return, (v) enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (other than customary commercial agreements entered in the ordinary course of business not primarily relating to taxes), (vi) surrender or allow to expire any right to claim a refund or credit of Taxes or other Tax benefit, (vii) consent to any extension or waiver of the limitation period applicable to any audit, claim, action or assessment in respect of Taxes, (viii) make any application or request for, or negotiate or conclude any, voluntary Tax disclosure, Tax amnesty application, Tax ruling or other arrangement with a Governmental Entity, (ix) commence, settle, compromise or offer or propose to settle or compromise any claim, notice, audit, assessment, action, suit, proceeding or investigation relating to Taxes, (x) fail to pay or accrue any Taxes due and payable, or (xi) take any action that could reasonably be expected to result in the Transactions not qualifying for the Intended Tax Treatment;
(s)not, except as required pursuant to the terms of any Company Benefit Plan, Seller Benefit Plan or applicable Law (i) increase the compensation or benefits of any of its directors, officers or other employees other than in the Ordinary Course (Ordinary Course includes, among other things, spot bonuses consistent with past practice, increases for promotions, increases for accepting additional responsibilities and periodic merit increases consistent with past practices), (ii) grant any severance or termination pay to any of its directors, officers or other employees not in the Ordinary Course or not provided for under any Company Benefit Plan or Seller Benefit Plan, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its current directors, officers or other employees, (iv) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Benefit Plan, (v) establish, adopt, enter into, modify or amend or terminate any Company Benefit Plan, except in the Ordinary Course as would not materially increase the costs to the Company Group or Buyer, (vi) hire or terminate the employment or services of any employee with annual targeted cash compensation greater than $200,000, other than a replacement hiring or a termination for cause or due to permanent disability, (vii) hire any employees (including leased employees) at a compensation level materially inconsistent with such employee’s skills and/or experience and in such numbers and frequency as would be materially inconsistent with the current and short term projected needs of the Company Group; or (viii) accrue or grant any bonuses for performance periods ending after January 1, 2022 in a manner inconsistent with Ordinary Course;

(t)not grant any exclusive rights to, transfer, dispose of, terminate, abandon or cause to lapse any Company Intellectual Property and not disclose any trade secrets (including source code for the Company Software) or other proprietary and confidential information to any Person that is not subject to any confidentiality or non-disclosure agreement; and
(u)not agree in writing, or otherwise, to take any action described in this Section 6.1.
Section 6.2 Access to Information.
(a)Subject to the restrictions of any applicable Law or contractual undertaking, between the date of this Agreement and the Closing, Seller will, upon reasonable prior notice by Buyer (i) give Buyer and its authorized representatives reasonable access to the books, records, work papers, offices and other facilities and properties of the Company Group, (ii) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably request and (iii) cause the officers of the Company Group to furnish Buyer and its authorized representatives with such financial and operations data and other information with respect to the Company Group as Buyer may reasonably request; provided, however, that any such investigation will be conducted during normal business hours under the supervision of the applicable personnel of Seller or its Affiliates and in such a manner as to maintain the confidentiality of this Agreement and the Transactions in accordance with the Confidentiality Agreement and not interfere unreasonably with the operations of the Company Group. Notwithstanding the foregoing, Buyer and its counsel, environmental consultants, investment bankers, financial sources, lenders and other representatives will not, prior to the Closing, conduct any environmental assessments, studies, investigations, monitoring, or other inquiries pertaining to Environmental Laws or Hazardous Substances and relating to the Leased Real Property, including any Phase I environmental site assessment, Phase II environmental site assessment, or invasive sampling of soil, groundwater, air, any other environmental media, or building materials or equipment. Further, notwithstanding the foregoing, Buyer will not have access to personnel records of the Company Group relating to individual performance or evaluation records, medical history, or other information that in Seller’s reasonable opinion is sensitive or the disclosure of which could subject Seller or its Affiliates to risk of Liability.
(b)Seller makes no representation or warranty as to the accuracy or completeness of any information provided pursuant to this Section 6.2 and Buyer may not rely on the accurateness or completeness of such information, in each case other than (subject to Section 5.7) as expressly set forth in Article III or Article IV.
(c)All information furnished or provided by Seller, any Company Group Member, or any of their respective Affiliates or representatives to Buyer or its representatives (whether furnished before or after the date of this Agreement) will be held subject to the Confidentiality Agreement until Closing.

(d)Following the Closing and for a period of 12 months after the Closing Date, Buyer agrees to, upon reasonable prior notice by Seller (i) make personnel of Buyer or its Affiliates available to Seller and its authorized representatives and (ii) give Seller and its authorized representatives reasonable access to the books, records, work papers, offices and other facilities and properties of the Company Group to the extent necessary in connection with any audit, investigation, dispute or obligation or any reasonable business purpose; provided, however, that any such investigation will be conducted during normal business hours under the supervision of the applicable personnel of Buyer or its Affiliates and in such a manner determined by Buyer in good faith to be necessary to: (v) ensure compliance with any applicable Law, (w) preserve any applicable privilege, (x) comply with any contractual confidentiality obligations, (y) maintain the confidentiality of this Agreement and the Transactions in accordance with the Confidentiality Agreement, and (z) not interfere unreasonably with the operations of the Company Group. Seller will bear all out of pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.
(e)From and after the Closing, except as required under the Transition Services Agreement, Seller shall, and shall cause its Affiliates to, promptly destroy all information concerning the Company Group, except: (i) to the extent necessary to meet legal or regulatory requirements (including stock exchange rules and rules of a professional body), (ii) as required by bona fide internal compliance, document retention or audit policies and procedures or (iii) such copies as are created pursuant to automatic archiving and back up procedures. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, in confidence any and all information, whether written or oral, concerning the Company Group, except to the extent that Seller can show that such information (y) is generally available to and known by the public through no fault of Seller or its Affiliates or (z) is lawfully acquired by Seller or its Affiliates from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.
Section 6.3 Consents and Regulatory Filings.
(a)The Parties will cooperate and use all reasonable best efforts to obtain all Licenses, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and other third parties necessary, as promptly as practicable, to consummate the Transactions, including: (i) making or causing to be made all notifications, filings and submissions required to obtain the Antitrust Clearances and the CFIUS Approval and all applications to the FCC for consent to transfer control of, assign or cancel the relevant Licenses issued under the Communications Laws (“FCC Consents”). The Parties will use all reasonable best efforts to supply any additional information, including requests for production of documents and production of witnesses for interviews or depositions, that may be requested by any Governmental Entity for the purpose of obtaining all Licenses, consents, approvals, authorizations, qualifications and Orders of Governmental Entities necessary to consummate the Transactions, including the Antitrust Clearances, the CFIUS Approval and the FCC Consents (together, the “Governmental Approvals”). In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.
(b)Seller and Buyer will make all initial filings required under the HSR Act with respect to the Transactions as promptly as practicable (and in any event within five Business Days following the date of this Agreement). Seller and Buyer will, and Seller will cause the Companies to, submit: (i) a draft joint voluntary notice or declaration to CFIUS with respect to the Transactions as promptly as practicable (and in any event within ten Business Days following the date of this Agreement); and (ii) a formal joint voluntary notice or declaration to CFIUS with respect to the Transactions as promptly as practicable (and in any event within ten Business Days after receiving comments from CFIUS on the draft joint voluntary notice or declaration submitted pursuant to sub-paragraph (i)). Seller will cause the Companies to make all applications to the FCC for the FCC Consents as promptly as practicable (and in any event within ten Business Days following the date of this Agreement). Each of Seller and Buyer will, and Seller shall cause the Companies to, promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary to obtain the Governmental Approvals. Each of Seller and Buyer will promptly provide the other with copies of all written communications (and a summary of any oral communications) between each of them, any of their respective Affiliates or any of its or their respective representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, each of Seller and Buyer will promptly notify the other of the receipt and content of any oral or written communication, inquiries or requests for additional information it (or in the case of the Seller, any Company Group Member) receives from any Governmental Entity in connection therewith and will promptly (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or any inquiry, in each case, in respect of the Governmental Approvals; (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such oral or written communication, inquiry or request; (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication given by it to any Governmental Entity; and (iv) to the extent practicable and permitted by such applicable Governmental Entity, give the other Party or its counsel the opportunity to attend and participate in all meetings, substantive telephone calls or conferences with any Governmental Entity. Notwithstanding anything to the contrary in this Section 6.3(b), (x) Parent and Buyer shall control the strategy for obtaining all consents, approvals or waivers necessary to satisfy the conditions set forth in Section 7.1(c), including by directing the timing (except as otherwise provided herein), nature and substance of any filings, forms, statements, commitments, submissions and communications in connection therewith, as well as the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, such consents, approvals or waivers, provided that Parent and Buyer shall cooperate with Seller to prepare the joint voluntary notice and shall provide Seller with a reasonable opportunity to comment on any other filings, forms, statements, commitments, submissions and communications referred to in the foregoing; (y) no Party shall be required to make available any part of any filings, forms, statements, commitments, submissions and communications which relate solely to such Party or such Party’s Affiliates, except to the extent reasonably necessary to obtaining Antitrust Clearances and on an outside counsel only basis, and (z) no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” or other basis designed to ensure compliance with applicable Law (including the HSR Act or the DPA).
(c)Neither Buyer nor Seller will, and Buyer will cause Parent and Parent’s Subsidiaries not to and Seller will cause Seller Parent and Seller Parent’s Subsidiaries not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Entity of any of the Antitrust Clearances and the CFIUS Approval.
(d)Notwithstanding any provision of this Agreement to the contrary, Buyer will use all reasonable best efforts to obtain the Antitrust Clearances and the CFIUS Approval, and to avoid or eliminate each and every impediment that may be asserted by a U.S. Governmental Antitrust Authority or CFIUS, so as to enable the Parties to close the Transactions, including in furtherance of the foregoing (i) making amendments or modifications to this Agreement (other than amendments to the Purchase Price or the components, inputs or calculations thereof), (ii) supplying promptly any additional information and documentary material that may be requested by a U.S. Governmental Antitrust Authority or CFIUS and (iii) agreeing to any restrictions or limitations on any businesses, operations, assets or contractual freedoms of any such businesses or operations (provided, that any such commitment or transaction involving the Company Group (or any of its assets or business) may be subject to the occurrence of the Closing). For the avoidance of doubt, Buyer will take any and all actions necessary in order to remedy or otherwise address the concerns (whether or not formally expressed) of a U.S. Governmental Antitrust Authority or CFIUS to the extent necessary to obtain the Antitrust Clearances and the CFIUS Approval, including divesting, disposing of, restricting, or holding separate, or procuring the divestment, disposal, restriction or holding separate, all or a material portion of the businesses or assets of Parent or any of its Subsidiaries; provided, that any commitment or transaction involving the Company Group (or any of its assets or business) may be subject to the occurrence of the Closing.
(e)In connection with this Section 6.3, if any Action is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Laws, the Parties will jointly (to the extent practicable) use all reasonable best efforts to (i) oppose or defend against such Action and (ii) take such action as necessary to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including by appeal if necessary of any Order that makes illegal or prohibits the consummation of the Transactions; provided, that any commitment or transaction involving the Company Group (or any of its assets or business) may be subject to the occurrence of the Closing.
Section 6.4 Efforts. Without limiting the foregoing, each of the Parties will cooperate, and use all reasonable best efforts to take, or cause to be taken, all actions,

and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions as promptly as practicable after the date hereof, including (a) with respect to all Company Registered Intellectual Property set out in Schedule 3.10(a) identified as “Material”, Seller will use all reasonable best efforts to take such action as Buyer may reasonably request, at the reasonable cost and expense of Seller, to correct any title breaks, title deficiencies, or recorded Liens existing prior to the Closing and to evidence a clean chain of title with ownership in the Company Group of such material Company Registered Intellectual Property; and (b) Seller will use commercially reasonable efforts to assist Buyer in setting up a separate instance within the UKG (f/k/a Ultipro) human resources information system. The Parties agree, with respect to a threatened or pending, preliminary or permanent Law or Order that would adversely affect the ability of the Parties to consummate the Transactions, to use all reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. The Parties further agree to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions.
Section 6.5 Public Announcements; Parent Circular.
(a)On the day following the date hereof or any mutually agreed date, Seller and Buyer (or their Affiliates) will each issue a press release (the “Press Release”) in substantially the same form agreed between the Parties. Except for the Press Releases, the Parent Circular or as agreed to by the other Party, neither Party will issue any report, statement or press release or otherwise make any public statements or filings with respect to this Agreement and the Transactions; provided, however, either Party (or their Affiliates) may issue a report, statement or press release or otherwise make a public statement or filing with respect to this Agreement and the Transactions as required by applicable Law or the rules of any stock exchange. In the event any proposed announcement or release is required by applicable Law or the rules of any stock exchange, the Party proposing such announcement or release will advise the other Party and the Parties will use commercially reasonable efforts to cause a mutually agreeable release, announcement or other disclosure to be issued. Notwithstanding the foregoing, (i) either Party (or their Affiliates) may publicly file this Agreement as required by applicable Law or the rules of any stock exchange without the prior written consent of the other Party, and (ii) Seller (or its Affiliates) will not publicly file the Voting Agreement without the prior written consent of Buyer.
(b)As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file (and Parent shall use reasonable best efforts to file within fifteen (15) Business Days of the date of this Agreement) an initial draft of the Parent Circular with the SGX. The Parent Circular shall include the Parent Recommendation. Seller shall (and shall cause the Companies to) reasonably cooperate with Parent in the preparation of the Parent Circular, and Seller shall (and shall cause the Companies to) furnish all such reasonable information concerning the Company Group that is necessary or appropriate in connection with the preparation of the Parent Circular, and provide such other assistance, as may be reasonably requested in the connection with the preparation, filing and distribution of the Parent Circular. Parent shall use its reasonable best efforts to have the Parent Circular cleared by the SGX as promptly as reasonably practicable after such filing, including by providing responses to any comments received on the Parent Circular by the SGX, or its staff, as applicable. Prior to filing or mailing the Parent Circular or any related documents or responding to any comments of the SGX with respect thereto, Parent shall (i) provide the Seller a reasonable opportunity to review and comment on such document (including drafts thereof) or response in advance to the extent not prohibited by applicable Law and (ii) consider in good faith any comments on, or additions, deletions or changes to, such document or response provided by or on behalf of Seller. Parent shall notify Seller promptly of the receipt of any comments to the Parent Circular from the SGX or its staff, as applicable, and of any request by the SGX or its staff, as applicable for amendments or supplements to the Parent Circular or for additional information and will supply Seller with copies of all comments and correspondence between Parent and the SGX or its staff, as applicable, with respect to the Parent Circular or the Transactions.
(c)If, at any time prior to the Parent Stockholders Meeting, any information is discovered by Parent that should be set forth in an amendment or supplement to the Parent Circular so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, Parent shall as promptly as practicable notify the Seller. Following such notification, Parent shall file with the SGX an appropriate amendment or supplement describing such information as promptly as reasonably practicable after the Seller has been given a reasonable opportunity to review and comment thereon in accordance with Section 6.5(b), and, to the extent required by applicable Law, Parent shall disseminate such amendment or supplement to its stockholders.
(d)Parent shall, after the Parent Circular is cleared by the SGX for mailing to the Parent’s stockholders, as promptly as reasonably practicable (i) within fourteen (14) calendar days, cause the definitive Parent Circular to be distributed after the date of such clearance, (ii) duly convene and hold within fifteen (15) Business Days after the date of distribution of the definitive Parent Circular, in accordance with applicable law and the applicable organizational documents of Parent, an extraordinary general meeting of its stockholders (including any adjournment or postponement thereof to the extent made in accordance with the terms of this Agreement, the “Parent Stockholders Meeting”) for the purpose of seeking the Parent Stockholder Approval. Parent shall establish a record date for, and duly call and give notice of, the Parent Stockholders Meeting as contemplated by the immediately preceding sentence. Parent’s board of directors shall recommend that Parent’s stockholders adopt and approve this Agreement and the Transactions (the “Parent Recommendation”) and include the Parent Recommendation in the Parent Circular, Parent shall not change, modify or withdraw the Parent Recommendation, and Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the consummation of Transactions and to secure the Parent Stockholder Approval at the Parent Stockholders Meeting. Without the prior written consent of the Seller, the adoption of this Agreement and the Transactions shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Parent’s stockholders in connection with the adoption of this Agreement) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting. In no event shall the record date of the Parent Stockholders Meeting be changed (A) without the Seller’s written consent in the event such record date would result in the Parent Stockholders Meeting being within ten (10) Business Days of the Outside Date or (B) in all other circumstances, without prior consultation with the Seller, in each case of clauses (A) and (B), unless required by applicable Law.
(e)Notwithstanding any provision of this Agreement to the contrary, Parent may, in its reasonable discretion, adjourn, recess or postpone the Parent Stockholders Meeting, (i) to the extent necessary, in the judgment of Parent’s board of directors, to ensure that any required supplement or amendment to the Parent Circular is provided to the stockholders of Parent within a reasonable amount of time in advance of the Parent Stockholders Meeting or (ii) to the extent required under applicable Law. Parent agrees to use reasonable efforts to (A) provide the Seller, on a timely basis, with the daily written voting reports Parent receives concerning proxy solicitation results for each of the ten (10) Business Days prior to the then-scheduled Parent Stockholders Meeting and (B) give written notice to the Seller one (1) Business Day prior to the Parent Stockholders Meeting and on the day of, but prior to, the Parent Stockholders Meeting of the status of the Parent Stockholder Approval.
Section 6.6 Intentionally Omitted.
Section 6.7 Intentionally Omitted.
Section 6.8 Tax Matters.
(a)Tax Sharing Agreements. Any Tax sharing agreement or similar agreement between any Company Group Member, on the one hand, and Seller (or any Affiliate of Seller other than any Company Group Member), on the other hand, will be terminated prior to the Closing Date and will have no further effect for any Taxable year, or portion thereof (whether the current year, a future year, or a past year). As of the Closing, no Company Group Member will have any obligations to Seller or any of its Affiliates under any such Tax sharing agreement or similar agreement.
(b)Responsibility for Filing Tax Returns.
(i)Seller will be responsible for preparing and filing, or causing to be prepared and filed, (A) all Tax Returns of any Company Group Member for all Taxable periods ending on or prior to the Closing Date that are due to be filed on or prior to the Closing Date and (B) all Combined Tax Returns. With respect to any Tax Return described in clause (A) that are income Tax Returns of any Company Group Member (“Seller Prepared Tax Returns”), such Seller Prepared Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. No later than 30 days prior to the due date for such Tax Return (or as soon as reasonably practicable prior to the Closing Date if the Closing Date is within 30 days as of the date hereof), Seller will provide, or cause to be provided, Buyer with a draft of any such Seller Prepared

Tax Returns. Buyer will have the right to review and comment on any such Seller Prepared Tax Return; provided, that Seller will not be required to request an extension of time for the filing of such Tax Return and Seller will have the right to file such Seller Prepared Tax Return even if Buyer has not completed its review of such Tax Return. If Buyer disputes any items shown on any such Seller Prepared Tax Return, Buyer will notify Seller within 10 days after receiving such Seller Prepared Tax Return (or if such Seller Prepared Tax Return was received within 10 days of the Closing Date, as soon as reasonable practicable prior to the Closing Date). Seller and Buyer will negotiate in good faith and use commercially reasonable efforts to resolve any disputed items. Seller shall timely file, or shall cause to be timely filed, any such Seller Prepared Tax Returns with the appropriate Governmental Entity and shall timely pay, or cause to be paid, such Taxes reported as due and payable on any such Seller Prepared Tax Returns (and any other Tax Return described in clause (A) hereof).
(ii)Buyer will, at its own expense, prepare or cause to be prepared and timely file, or cause to be timely filed, all Tax Returns of any Company Group Member (including any successors thereof) that have not yet been filed and are required to be filed after the Closing Date. Subject to Section 6.8(c), Buyer will be reimbursed by Seller for any Taxes owed by any Company Group Member (including any successors thereof) with respect to any Tax Returns for any Pre-Closing Tax Period, within 15 days after receipt by Seller of a notice from Buyer stating that payment by Buyer or any Company Group Member (including any successors thereof) of such Taxes has been made, except to the extent such Taxes were specifically included as a liability in Company Indebtedness or Net Working Capital in the Final Closing Statement.
(iii)For purposes of determining the amount of Taxes included in Net Working Capital, Company Indebtedness, Seller Taxes and this Section 6.8(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date will (A) in the case of any Taxes other than Taxes based upon or related to income, gain or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (B) in the case of any Tax based upon or related to income, gain or receipts (including income Taxes and sales and use Taxes), be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date; provided, that (x) exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) that are actually available to be utilized will be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period to the extent permitted by applicable Law, (y) any Transaction Tax Deductions for a Straddle

Period will be allocated to the portion of the Straddle Period ending on the Closing Date to the extent permitted under applicable Law and (z) the portion of any Tax that is allocable to the pre-Closing portion of any Straddle Period for purposes of this Section 6.8(b) shall include any Taxes attributable to any amount required to be included under Section 951 of the Code or Section 951A of the Code by Buyer or any of its Affiliates, assuming the Taxable year of the applicable Company Group Member were deemed to end on the Closing Date to the extent such amount (A) is attributable to the income, earnings and profits or property of such Company Group Member and (B) would be allocable to any Pre-Closing Tax Period if the Taxable year of each such entity ended on day prior to the Closing Date (determined on a “with and without” basis). Any credits or estimated Tax payments relating to a Straddle Period will be taken into account as though the relevant Taxable period ended on the Closing Date.
(iv)All Tax Returns filed by any Person with respect to the Transactions shall be filed in a manner consistent with the Intended Tax Treatment, unless otherwise required by a “determination” under Section 1313(a) of the Code.
(c)Reimbursement of Buyer. With respect to any Tax Return required to be filed by Buyer pursuant to Section 6.8(b) for which Buyer seeks reimbursement pursuant to Section 6.8(b), Buyer will provide Seller with copies of such Tax Return, along with all schedules, statements, workpapers and supporting documentation, to the extent relating to such Tax Returns (the “Supporting Documentation”), promptly after Buyer has prepared such Tax Return and Supporting Documentation, and in any event, no later than 15 Business Days (or in the case of a non-income Tax Return such amount of time to provide Seller a meaningful opportunity to review such return) prior to the due date for such Tax Return. Seller will have the right to review any such Tax Return and Supporting Documentation; provided, that Buyer will not be required to request an extension of time for the filing of such Tax Return and Buyer will have the right to file such Tax Return even if Seller has not completed its review of such Tax Return and Supporting Documentation or objects to any such Tax Return; and provided, further, that Seller will not be required to reimburse Buyer for any Taxes paid by Buyer with respect to such Tax Return until Seller has had a reasonable opportunity to review such Tax Return and Supporting Documentation. If Seller disputes any items shown on any such Tax Return, Seller will notify Buyer within 15 days after receiving such Tax Return and the Supporting Documentation. Buyer and Seller will negotiate in good faith and use commercially reasonable efforts to resolve any disputed items. If Buyer and Seller are unable to resolve any disputed items within 5 days after the receipt by Seller of the Tax Return filed or proposed to be filed, such dispute will be resolved by the Independent Accountant, which will resolve any issue in dispute as promptly as practicable. If any disputed issue has not been resolved prior to the date Buyer files the Tax Return in question, Buyer will be reimbursed by Seller the amount of Taxes for any Pre-Closing Tax Period not in dispute with respect to such Tax Return. Upon resolution of any dispute by Buyer and Seller or by the Independent Accountant’s delivery of its determination to Buyer and Seller, appropriate adjustments will be made to the amount paid in order to reflect the resolution by Buyer and Seller or the Independent Accountant’s determination, as the case may be. The determination by the Independent Accountant will be final, conclusive and binding on the Parties (in the absence of fraud or manifest error). The fees and expenses of the Independent Accountant hereunder will be shared equally by Buyer and Seller. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates (including any Company Group Member after the Closing Date) shall be liable for the income Taxes of TransCore Holdings, Inc., Amtech Systems, LLC, TransCore Atlantic, Inc. and Amtech World Corporation for any Pre-Closing Tax Period.
(d)Transfer Taxes. Seller and Buyer shall each be responsible for fifty percent (50%) of all Transfer Taxes incurred in connection with the Transactions. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes will prepare and timely file such Tax Returns, will pay such Taxes shown as due and payable on such Tax Returns (subject to prompt reimbursement by the other Party), and will promptly provide a copy of such Tax Return to the other Party. Buyer and Seller will, and will cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
(e)Amtech Systems, LLC. Amtech Systems, LLC will have made an election under Treasury Regulation Section 301.7701-3 to be treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes effective at least 5 days prior to the Closing Date.
(f)Amendments to Returns. Except as otherwise required by applicable Law, following the Closing, Buyer will not, if doing so could reasonably be expected to increase the Seller’s liability for Taxes pursuant to this Agreement (i) file any amended Tax Return for any entity within the Company Group for a Pre-Closing Tax Period, or (ii) make, change or revoke any Tax election or change any accounting period or method of any entity within the Company Group with retroactive effect to any Pre-Closing Tax Period, in each case without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(g)Tax Cooperation. Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns relating to the operations of any entity within the Company Group (including any successor thereof) and any Action with respect to Taxes. Cooperation includes (i) the retention and (on the other Party’s request and at such Party’s expense) the provision of records and information that are reasonably relevant to the filing of any Tax Returns and any Action and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Each of Seller and Buyer agree (A) to retain all books and records of the Company Group (including any successor of a Company Group entity) with respect to Tax matters pertinent to the Company Group (including any successor of a Company Group entity) relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective Taxable periods, (B) to abide by all record retention agreements entered into with any Governmental Entity and (C) to give the other Party reasonable written notice before transferring, destroying or discarding any books and records and, if the other Party so requests, allow such other Party to take possession of the books and records. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide Buyer or any other Person any Combined Tax Returns or any Tax Returns or related work papers of Seller or any of its Affiliates that do not relate exclusively to the Company Group (including any successor of a Company Group entity).
(h)Indemnity.
(i)Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall indemnify and hold harmless Buyer and its Affiliates with respect to any Taxes or other Losses resulting from (A) all Taxes and other Liabilities for which Buyer or any of its Affiliates (including any Company Group Member after the Closing) is liable either (1) as a result of the Pre-Sale Restructuring or (2) at any time (except as a result of a change in applicable Law or a breach of Buyer’s or its Affiliates’ (including any Company Group Member post-Closing) obligations under this Agreement) as a result of any loss of asset basis step-up resulting from the failure of the Transactions to qualify for, or be treated in accordance with, (in whole or in part) the Intended Tax Treatment, or (B) all Seller Taxes. The obligations of Seller and its Affiliates set forth in this Section 6.8(h) shall survive until the date that is 30 days following the expiration of the statute of limitations applicable to the underlying Tax, Losses or Liability. For the avoidance of doubt, the provisions of paragraph (A) and (B) of this Section 6.8(h)(i) shall apply to any Taxes of the Company Group (including any successor of a Company Group Member) with respect to any Company Group Member having been included on any Combined Tax Return. Notwithstanding anything to the contrary in this Agreement, for purposes of determining indemnification under this Section 6.8(h)(i), references to “Losses,” “Taxes” and “Liabilities” shall be deemed to include amounts that would have constituted “Losses,” “Taxes” or “Liabilities” but for the set off or other utilization of any loss, deduction, credit or other Tax asset generated by Buyer or any of its Affiliates (other than any Company Group Member) in any Taxable period or first generated by any Company Group Member in any Taxable period (or portion thereof) ending after the Closing Date and unrelated to the incurrence of any Losses that are or may be the subject of a claim for indemnification pursuant to this Section 6.8(h)(i).
(ii)Notwithstanding anything in this Agreement to the contrary, neither Seller nor its Affiliates shall be liable as set forth in Section 6.8(h)(i) in excess of the Intended Tax Treatment Indemnity Cap with respect to any Taxes or other Losses resulting from (A) Taxes attributable to the failure of the Transactions to qualify for, or be treated in accordance with, (in whole or in part) the Intended Tax Treatment, (B) Seller Taxes attributable to any breach of the Seller Fundamental Tax Warranties or (C) Seller Taxes to the extent relating to the Intended Tax Treatment and resulting from any breach of the Seller’s obligations pursuant to this Section 6.8.
(iii)In connection with any claim for indemnification pursuant to Section 6.8(h)(i) Buyer and its Affiliates (A) first, shall use their respective commercially reasonable efforts to seek recovery of indemnifiable Losses first from the R&W Insurance Policy to the extent of coverage available therefrom, and (B) second, if coverage under the R&W Insurance Policy is unavailable or is denied, from the Seller and its Affiliates; provided that notwithstanding the foregoing or anything in this Agreement to the contrary, in no event will Buyer and its Affiliates be required to initiate or threaten to initiate any Action against any Person (including any Action against any Governmental Entity) pursuant to Buyer and its Affiliates’ obligations under clause (A) of this Section 6.8(h)(iii).
(i)Tax Contests. Each of Buyer and Seller shall use reasonable best efforts to notify the other party in writing within 30 days of receipt of written notice of any pending or threated audit, examination, contest or other proceeding relating Taxes that would reasonably be expected to result in an indemnification obligation under Section 6.8(h), other than a contest that relates to a Combined Tax Return (such audit, examination, contest or proceeding, a “Pre-Closing Tax Proceeding”); provided, that no failure or delay of the Buyer or Seller in providing such notice shall reduce or otherwise affect the obligations of the other party pursuant to this Agreement, except to the extent that the defense of such Pre-Closing Tax Proceeding is directly and materially adversely prejudiced as a result of such failure or delay. Buyer shall, at its expense, control the conduct and defense of any such Pre-Closing Tax Proceeding relating to a Straddle Period; provided, however, that (i) Buyer shall keep Seller reasonably informed regarding the status of such Pre-Closing Tax Proceeding, (ii) Buyer shall act in good faith in conducting and contesting such Pre-Closing Tax Proceeding with the relevant Governmental Entity, (iii) Seller shall be entitled to participate in the conduct of such Pre-Closing Tax Proceeding at Seller’s sole expense, including by participating in any meetings and teleconferences in connection therewith, and (iv) Buyer shall not settle, compromise or resolve any portion of such Pre-Closing Tax Proceeding without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The parties hereto acknowledge and agree that the provisions hereof shall be subject to the terms and conditions of the R&W Insurance Policy and the rights of the insurer thereunder to, among other things, consent to any settlement of a Pre-Closing Tax Proceeding.
(j)Intended Tax Treatment; Allocation of Purchase Price.
(i)Buyer and Seller agree that, for U.S. federal and applicable state and local income tax purposes, the sale and purchase of the Interests as set forth in this Agreement will be treated, in each case and with respect to each Company Group Member, as a taxable sale and purchase of all of the ownership interests of an entity that is disregarded as an entity separate from Seller in accordance with Section 1001 of the Code and, therefore, as the sale and purchase of all of the assets owned by Seller, which assets shall include: (A) all the assets of TransCore Partners, LLC, TLP Holdings LLC, Amtech Systems, LLC, TransCore Atlantic, LLC, TransCore, LP, TransCore ITS, LLC and Viastar Services, LP, each of which is an entity that is disregarded as an entity separate from Seller at the time of such sale and purchase, including pursuant to the Pre-Sale Restructuring, and (B) any other entity treated as an entity disregarded as separate from Seller (collectively, the “Intended Tax Treatment”). The Parties intend that the

Transactions qualify for the Intended Tax Treatment, and each Party shall, and shall cause its respective Affiliates, to take such actions (including filing all relevant Tax Returns or any required Tax elections, including under Section 338(h)(10) of the Code and/or Section 336(e) of the Code) in a manner to cause the Transactions to so qualify.
(ii)Buyer and Seller agree that, for Buyer’s and Seller’s respective federal, state and local income tax purposes, the Purchase Price (plus assumed liabilities and other relevant items (if any), to the extent properly taken into account under the Code) (the “Taxable Purchase Price”) shall be allocated among the assets of each Company Group Member (including any successor thereof) treated as disregarded from Seller for U.S. federal income Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. applicable Law, as appropriate). The portion of such Taxable Purchase Price allocable to the outstanding capital stock of Amtech World Corporation pursuant to this Section 6.8(j)(ii) shall be allocated pursuant to Section 6.8(m) to the extent applicable.
(iii)Within 120 days after the Closing, Buyer shall prepare and deliver to Seller a schedule (a “Draft Allocation Schedule”) allocating the Taxable Purchase Price among the assets of each Company Group Member (including any successor thereof) described in Section 6.8(j)(ii) in such amounts reasonably determined by Buyer to be consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If the Purchase Price is adjusted pursuant to Section 2.6 and Section 6.8(k), the Draft Allocation Schedule shall be adjusted by Buyer in its good faith discretion.
(iv)Seller shall have a period of 30 Business Days from the date of receipt of the Draft Allocation Schedule to present in writing to Buyer notice of any objections Seller may have to the allocations set forth therein. If Seller shall raise any objections within such period, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties fail to agree within 15 Business Days after the delivery of Seller’s notice of objection, then the disputed items shall be resolved by the Independent Accountant pursuant to the mechanics described in Section 2.6(b), and the costs of the Independent Accountant in resolving any dispute under this Section 6.8(j)(iv) shall be shared equally between Buyer and Seller.
(v)Buyer agrees to act, and Seller agrees to act, in accordance with the Final Allocation Schedule for all applicable Tax purposes, including with respect to any forms or reports (including IRS Form 8594) required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder, or any other provisions of applicable Law, and to cooperate in the preparation of any such forms or reports, to provide the other party promptly with any information required to complete such forms or reports, and to timely file such forms or reports in the manner required by applicable Law. Buyer shall not take, and Seller shall not take, any position that is inconsistent with the Final Allocation Schedule in any communication (whether written or unwritten) with any Governmental Entity; provided, however, that, subject to Section 6.8(i), no party shall be required to litigate any claim with respect to such position. As used in this Agreement, “Final Allocation Schedule” shall mean (i) if no written notice is delivered by Seller within the period provided in Section 6.8(j)(iv), the Draft Allocation Schedule as prepared by Buyer or (ii) if such a written notice is delivered by Seller, an asset allocation schedule that is either (x) agreed to in writing by Buyer and Seller or (y) reflects the adjustments shown as a result any determination of the Independent Accountant pursuant to Section 6.8(j)(iv). If the Purchase Price is further adjusted pursuant to Section 2.6 and Section 6.8(k) and such adjustment is not already taken into account pursuant to Section 6.8(j)(ii), the Final Allocation Schedule shall be further adjusted by Buyer in its good faith discretion consistent with the Draft Allocation Schedule.
(k)Purchase Price Adjustment. Any amounts paid pursuant to this Section 6.8 will be treated as an adjustment to the Purchase Price for all applicable Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by applicable Law.
(l)Refunds. Seller shall be entitled to the amount of any refund of Taxes of any Company Group Member with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Seller and its Affiliates, including any Company Group Member, prior to the Closing, or by Seller and its Affiliates under Section 6.8(c) after the Closing or were specifically included as a liability in Company Indebtedness or Net Working Capital in the Final Closing Statement), which refund is actually recognized by Buyer or its Subsidiaries (including any Company Group Member) after the Closing, net of any Taxes or other costs to Buyer and its Affiliates attributable to the obtaining and receipt of such refund, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date, or such refund was included as an asset in the calculation of Net Working Capital, as finally determined pursuant to Section 2.6. Buyer shall pay, or cause to be paid, to Seller any amount to which Seller is entitled pursuant to the prior sentence within 15 Business Days of the receipt of the applicable refund by Buyer or its Subsidiaries. To the extent reasonably requested by Seller in writing, Buyer will, at Seller’s expense, reasonably cooperate with Seller in obtaining such refund to the extent permitted by applicable Law, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims. Buyer may request that Seller provide reasonable documentation in support of such refund request under this Section 6.8(l). To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Entity, Seller agrees to promptly repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Entity, to Buyer. The parties hereto acknowledge and agree that Buyer and its Affiliates (including any Company Group Member) shall have the right to set off and withhold from the payment of any amount payable under this Section 6.8(l) the amount of any Taxes for which Seller is obligated to pay pursuant to Section 6.8(c) or Section 6.8(h). Notwithstanding anything to the contrary in this Agreement,

Seller’s right to any refund of Taxes under this Section 6.8(l) shall expire at the conclusion of the survival period for indemnification claims as set forth in Section 6.8(h).
(m)Amtech World Corporation. Seller Parent and Seller shall use their reasonable best efforts to either (i) convert, or cause an Affiliate to convert, Amtech World Corporation to a Delaware LLC effective prior to the Closing Date, resulting in Amtech World, LLC being treated and properly classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes at the time of Closing (for the avoidance of doubt, Amtech World, LLC (including any predecessor thereof) shall not have made nor shall make any election under Treasury Regulation Section 301.7701-3), or (ii) failing a conversion under (i), join, or cause its Affiliates to join, with Buyer in jointly making a timely irrevocable election under Section 338(h)(10) of the Code (or any analogous provisions of state or local or non-U.S. Law) with respect to Buyer’s acquisition of all the outstanding capital stock of Amtech World Corporation, in which case, each of Seller and Buyer shall deliver completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state and local and non-U.S. forms, as required under applicable Law, as soon as reasonable practicable after the Closing Date. In case of either a conversion under Section 6.8(m)(i) or an election under Section 6.8(m)(ii), Buyer and Seller shall cooperate in good faith after the Closing Date to agree on a schedule setting forth an allocation of the portion of the Taxable Purchase Price allocable to Amtech World Corporation under Section 6.8(j)(ii) among the assets of Amtech World Corporation pursuant to Section 1060 or Section 338 of the Code and the Treasury Regulations thereunder, as applicable.
(n)Section 338 Elections. In the case of either a conversion of Amtech World Corporation in accordance with Section 6.8(m)(i) or an election in respect of Amtech World Corporation in accordance with Section 6.8(m)(ii), Buyer shall be permitted to make, or cause to be made, solely with the prior written consent of Seller, any election under Section 338(g) of the Code (or any analogous provisions of state or local or non-U.S. Law) for Amtech Systems (Hong Kong), Ltd with respect to the Transactions. Buyer shall provide reasonable advance written notice to Seller prior to making any such election. Seller shall cooperate in good faith with Buyer and its Affiliates and provide any assistance as reasonably requested by Buyer in connection with the making of such elections.
(o)Seller Conversion and Transfer of Ownership. In the event Seller exercises its right under Section 6.24, references to “Seller” in this Section 6.8 shall include the corporation which is the Tax owner of Seller.
Section 6.9 Preservation of Records. Except as otherwise provided in this Agreement, Buyer agrees that it will, and it will cause the Company Group to, (a) preserve and keep the records (including all Tax and accounting records) of the Company Group for a period of seven years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (b) make such records available to Seller as may be reasonably required by Seller.

Section 6.10 Employees; Employee Benefits.
(a)Buyer will, or will cause its Subsidiaries (including, after the Closing, any Company Group Member) to, initially employ each employee of the Company Group (the “Company Employees”), whether salaried or hourly (including each such employee who is absent due to vacation, holiday, illness, leave of absence or short-term disability), (i) at the same job or position and location as in effect immediately prior to the Closing Date, (ii) at a salary or wage level and target cash bonus opportunity at least equal to the salary or wage level and target cash bonus opportunity (subject to performance criteria) to which such Company Employees were entitled immediately prior to the Closing Date and (iii) with benefits, perquisites and other terms and conditions of employment that are at least as favorable as the benefits, perquisites and other terms and conditions that such Company Employees were entitled to receive immediately prior to the Closing Date (including benefits pursuant to qualified and nonqualified defined contribution retirement and savings plans, medical, dental and pharmaceutical plans and programs, deferred compensation arrangements and cash incentive compensation plans, but excluding equity-based long term incentive compensation plans). In addition, the Buyer will put in place comparable long term incentive compensation plans to replace the equity-based long term incentive compensation plans in place prior to Closing. Buyer and its Affiliates agree that the covenants in the foregoing clauses (i) – (iii) will survive for a period of one year following the Closing Date.
(b)Buyer agrees that: (i) Buyer will assume all Liabilities to provide continuation coverage pursuant to Section 4980B of the Code and Section 601 of ERISA to persons whose “qualifying event” occurs on or within the 60 day period after the Closing Date with respect to any Company Employee and his or her “qualified beneficiaries,” with “qualifying event” and “qualified beneficiaries” defined under Section 4980B of the Code and Section 601 of ERISA; (ii) Buyer will assume, honor and be solely responsible for paying, providing or satisfying when due all vacation, sick pay and other paid time off for Company Employees accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date; (iii) Buyer will cause the benefit plans applicable to the Company Employees to recognize all costs and expenses incurred by the Company Employees (and their dependents and beneficiaries) up to (and including) the Closing Date, for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such benefit plan, and to waive any preexisting condition and evidence of insurability exclusions for the Company Employees; and (iv) for the remainder of the calendar year in which the Closing occurs, the vacation and holiday plan offered to Company Employees will be equal to what the relevant Company Group Member, as applicable, would have provided the Company Employees had they remained employees of the relevant Company Group Member, as the case may be; and (v) Buyer will maintain the same severance arrangements applicable to the Company Employees that were in effect immediately before the Closing Date (the “Company Severance Arrangements”) until the later of the one year anniversary of the Closing Date or the end date specified for any applicable Company Severance Arrangement in Exhibit 6.10(b). Exhibit 6.10(b) sets forth the details of the Company Severance Arrangements applicable to the Transferred Employees.
(c)Buyer will make available to each Company Employee such number of unused vacation days and other paid time off accrued by such employee with any Company Group Member prior to the Closing Date in accordance with applicable personnel policies applicable to such employees on the date hereof.
(d)With respect to each Company Employee, effective after the Closing Date, Buyer will, or will cause Parent or its Subsidiaries to, recognize, for all purposes (other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Parent or its Subsidiaries, including any Company Group Member, for the benefit of the Company Employees, all previous service with Seller and its Affiliates, including any Company Group Member, prior to the Closing Date to the extent such service was recognized under the corresponding Company Benefit Plan covering such Company Employees including, for purposes of eligibility, vesting and benefit levels, except where credit would result in duplication of benefits.
(e)Nothing in this Agreement shall confer upon any Company Employee any right to continue in the employ or service of any Company Group Member, Parent or any of its Subsidiaries, or shall interfere with or restrict in any way the rights of any Company Group Member, Parent or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between any Company Group Member and any Company Employee or any severance, benefit or other applicable plan, policy or program covering such Company Employee.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan, Seller Benefit Plan or any Employee Benefit Plan of Parent or its Subsidiaries, (ii) prevent any Company Group Member, Parent or any of its Subsidiaries from amending or terminating any Company Benefit Plans or benefit plans of Parent or its Subsidiaries in accordance with their terms or (iii) create any third-party rights in any current or former service provider of any Company Group Member (or any beneficiaries or dependents thereof).
Section 6.11 Use of Names and Trademarks.
(a)The Parties acknowledge that Seller and its Affiliates are retaining all rights with respect to the name “Roper,” “Roper Technologies,” “Roper Industries” and all derivations thereof, and any other name containing “Roper” (collectively, the “Seller Marks”). As soon as reasonably practicable after the Closing Date, but in any event within 90 days after the Closing Date, Buyer will, at its own expense, remove any and all exterior signs and other identifiers located on or attached to the property, building, vehicles, signs or premises of the Company Group that refer or pertain to or that include the Seller Marks. Additionally, as soon as reasonably practicable after the Closing Date, but in any event within 90 days after the Closing Date, Buyer will remove from all letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, web site publications, promotional materials, marketing collateral, advertisements and other communications media of any kind of the Company Group, all references to the Seller

Marks. Buyer acknowledges and agrees that it will have no right to use any of the Seller Marks or any derivative thereof after the conclusion of the 90-day period immediately following the Closing Date.
(b)The Parties acknowledge that Buyer and its Affiliates are acquiring all rights with respect to the name “TransCore” and all derivations thereof (the “TransCore Mark”). As soon as reasonably practicable after the Closing Date, but in any event within 90 days after the Closing Date, Seller will, at its own expense, (i) remove any and all exterior signs and other identifiers located on or attached to the property, building, vehicles, signs or premises of Seller or any of its Affiliates that refer or pertain to or that include the TransCore Mark, (ii) remove from all letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, web site publications, promotional materials, marketing collateral, advertisements and other communications media of any kind of Seller or any of its Affiliates, all references to the TransCore Mark and (iii) change the name of Seller to exclude “TransCore.” Seller acknowledges and agrees that it will have no right to use the TransCore Mark after the conclusion of the 90-day period immediately following the Closing Date.
Section 6.12 Non-Competition.
(a)Except as permitted by Section 6.12(b), for three years after the Closing Date (the “Noncompete Period”), Seller will not, and shall cause its Affiliates, not to, directly or indirectly, either for itself or for any other Person, own, manage, control, participate in, or in any other manner engage in all or any portion of the Covered Business, which, solely for purposes of this Section 6.12, will exclude (i) the Retained Businesses and (ii) any reasonable expansion of the Retained Businesses. For purposes of this Section 6.12, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner. For the Noncompete Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly through another Person (x) call on, solicit, or service any customer, supplier or other material business relation of the Company Group (a “Business Client”) with respect to products or services that have been provided by the Company Group or are currently being provided by the Company Group or which the Company Group has a proof of concept and is currently in the process of developing; or (y) encourage, induce or solicit, or attempt to encourage, induce or solicit, any Business Client to cease doing, or significantly reduce, business with the Company Group; provided, however, that this Section 6.12(a) shall not preclude Seller or any of its Affiliates from placing general advertisements not specifically directed at any of the Business Clients or from servicing any Business Client who responds to such general advertisement.
(b)Seller and its Affiliates will not be prohibited from:
(i)acquiring or holding all or any portion of the assets or equity interests of any Person engaged in the Covered Business so long as such Covered Business does not account for more than 10% of the revenues of such assets or such Person (based on the latest relevant annual financial statements); provided, that Seller will, or, if applicable, will cause its Affiliates to use commercially reasonable efforts to (A) limit the scope of such Covered Business or (B) divest a portion of the assets that constitute such Covered Business, in each case, within 6 months after the revenue threshold set forth in this Section 6.12(b)(i) has been exceeded and solely to the extent required to comply with the revenue thresholds set forth in this Section 6.12(b)(i);
(ii)acquiring, holding of investments or owning, directly or indirectly, any voting stock, capital stock or other voting equity interest of any Person engaged in the Covered Business, so long as such ownership interest represents not more than 10% of the aggregate voting power of such Person;
(iii)continuing to engage in (A) the Retained Businesses or (B) any reasonable expansion of the Retained Businesses; or
(iv)performing their obligations or exercising their rights under this Agreement.
(c)During the Noncompete Period, Seller and its Affiliates shall not directly or indirectly through another Person (i) encourage, induce, solicit or attempt to encourage, induce or solicit any officer, director or employee (of senior manager level or above) of the Company Group to leave the employ of the Company Group; or (ii) hire or employ any Person who was an officer, director or employee (of senior manager level or above) of the Company Group at any time during the six month period immediately prior to the date of this Agreement; provided, however, that this Section 6.12(d) shall not preclude any Seller or its Affiliates from placing general solicitations not specifically directed at any of the officers, directors or employees of the Company Group or from hiring or employing any Person who responds to such general solicitations.
(d)Seller acknowledges and represents (on behalf of itself and its Affiliates) that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) Seller and its Affiliates have consulted with independent legal counsel regarding its rights and obligations under this Section 6.12; (iii)  Seller and its Affiliates fully understand the terms and conditions contained herein; (iv) the scope of the Covered Business is independent of location (such that it is not practical to limit the restrictions contained in this Section 6.12 to a specified country, city or part thereof); (v) the restrictions and agreements in this Section 6.12 are reasonable in all respects and necessary for the protection of any Company Group Member and its confidential information and goodwill and that, without such protection, the Company Group customer and client relationship and competitive advantage would be materially adversely affected; and (vi) the agreements in this Section 6.12 are an essential inducement to the Buyer and Parent to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Seller is party or by which it is bound.
(e)If at any time a court or arbitrator’s award holds that the restrictions in this Section 6.12 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

Section 6.13 Guarantees; Commitments.
(a)After the Closing, Buyer and the Companies, jointly and severally, will forever indemnify, defend and hold harmless Seller and any of its Affiliates against any Liabilities, damages, costs or expenses that Seller or any of its Affiliates suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, lease, indemnity, surety bond, letter of credit, letter of comfort or other obligation to the extent given in favor of the Company Group, including those listed on Exhibit 6.13 (collectively, the “Indemnified Guarantees”); (ii) any claim or demand for payment made on Seller or any of its Affiliates with respect to any of the Indemnified Guarantees; or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.
(b)Buyer will use all reasonable best efforts to cause itself or Parent or one of its Subsidiaries to be substituted in all respects for Seller and any of its Affiliates, and for Seller and its Affiliates to be released, effective as of the Closing, in respect of all obligations of Seller and any of its Affiliates under each of the guarantees, leases, indemnities, letters of credit, surety bonds, letters of comfort, commitments, understandings, Contracts and other obligations to the extent given in favor of the Company Group listed on Exhibit 6.13. For any items listed on Exhibit 6.13 for which Buyer, Parent or one of its Subsidiaries is not substituted in all respects for Seller and its Affiliates (and for which Seller and its Affiliates are not released) effective as of the Closing, Buyer will continue to use all reasonable best efforts and will cause the Company Group to use all reasonable best efforts to effect such substitution and release after the Closing.
Section 6.14 Termination of Intercompany Arrangements. Except for the Ancillary Agreements or as set forth on Schedule 6.14 and the Seller Restrictive Covenants which are assigned in accordance with Section 6.16, each Contract between any Company Group Member or any of their respective directors, officers or employees, on the one hand, and Seller or any of its Affiliates (other than any Company Group Member), on the other hand, will be terminated prior to Closing. All Intercompany Balances shall be settled or repaid in full at or before Closing.
Section 6.15 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earliest of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and will not (and will not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding executive officers), customer, supplier or other material business relation of the Company Group regarding the Company Group or the Transactions without the prior written consent (including by email) of Seller or its representatives.
Section 6.16 Release. Effective as of the Closing, Buyer on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates (including, following the Closing, any Company Group Member) and representatives (including their past, present or future officers and directors) (the “Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges Seller and its predecessors, successors, parents, Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives (the “Seller Entities”), of and from any and all Actions, damages, accounts and Liabilities (including attorneys’ fees), whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative (“Claims”), held by any Releasor to the extent arising out of or relating to the Seller Entities’ actions or omissions prior to the Closing in relation to the Company Group or their respective pre-Closing businesses, operations and properties, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement or the Transactions and except in the case of fraud. Effective as of the Closing, the Seller Entities hereby irrevocably and unconditionally releases, acquits and forever discharges the Releasors from any and all Claims held by any Seller Entity to the extent arising out of or relating to Releasors’ actions or omissions prior to the Closing in relation to the Company Group or their respective pre-Closing businesses, operations and properties, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement or the Transactions and except in the case of fraud. The Releasors and the Seller Entities each irrevocably covenant to refrain from, and will cause each other Releasor or Seller Entity respectively to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Action of any kind against any released party, based upon any matter released hereby. The Seller Entities shall use commercially reasonable efforts consistent with past practice to cause each U.S.-based individual who was, but ceases to be between the date hereof and the Closing Date (both dates inclusive), a director, officer or employee (of senior manager level or above) of the Company Group, excluding any U.S.-based individual who ceases to be a director, officer or employee (of senior manager level or above) by reason of termination for cause or voluntary termination, to provide the Company Group with a release of and from any Claims held by such individual to the extent arising out or relating to such individual’s service as a director, officer or employee (of senior manager level or above) (as applicable) of the Company Group prior to the Closing (except in the case of fraud), provided that the relevant Company Group Member provides a reciprocal release to such individuals of and from any Claims held by any Company Group Member to the extent arising out of or relating to such individual’s service as a director, officer or employee (as applicable) of the Company Group prior to the Closing (except in the case of fraud). Seller will not modify or terminate, or release or waive any of its rights under, any agreements entered into between Seller or its Affiliates, on the one hand, and any directors, officers or employees of any Company Group Member, on the other hand, containing covenants relating to confidentiality, protection of Business Intellectual Property, non-competition and/or non-solicitation in respect of the Company Group as set forth in Schedule 6.16 (“Seller Restrictive Covenants”), and Seller will assign all of its rights under such Seller Restrictive Covenants to Buyer or one or more of its Affiliates with such assignment to take effect on and from Closing.

Section 6.17 Insurance.
(a)From and after the Closing Date, the Company Group will cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any Insurance Policies other than (i) any Insurance Policy issued exclusively in the name and for the benefit of any Company Group Member (except to the extent that continued coverage after the Closing is not permissible under the terms of the Insurance Policy); (ii) with respect to any matters covered by an Insurance Policy that are properly reported to the relevant insurer(s) prior to the Closing Date; or (iii) for claims brought within a one-year period concluding on the first anniversary of the Closing Date, solely under the Available Insurance Policies, for any claim, occurrence or Loss that occurred or existed prior to the Closing Date, in each case under clauses (i) through (iii) above subject to the terms and conditions of the relevant Insurance Policies and this Agreement, except to the extent otherwise mandated by Law. “Available Insurance Policies” means Insurance Policies listed on Schedule 6.17(a), subject to the terms of this Section 6.17. Seller will cooperate with Buyer to ensure that the Company Group procures all contractual and statutorily obligated insurance, to the extent not already covered by an Insurance Policy issued exclusively in the name and for the benefit of any Company Group Member, at the Closing.
(b)The rights of the Company Group under subparagraphs (a)(ii) and (iii) above are subject to and conditioned upon the following:
(i)the Company Group will be solely responsible for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims. No Company Group Member will, without the written consent of Seller or one or more of its Affiliates, amend, modify or waive any rights of Seller, one or more of its Affiliates, or other insureds under any such Insurance Policies. The Company Group will exclusively bear and be liable (and Seller and its Affiliates will have no obligation to repay or reimburse the Company Group) for all uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with all such claims (including any deductible, self-insured retention and similar concepts); and
(ii)with respect to coverage claims or requests for benefits asserted by the Company Group under the Available Insurance Policies, Seller and its Affiliates will have the right but not the duty to monitor or associate with such claims. The Company Group will be liable for any fees, costs or expenses incurred by Seller and its Affiliates directly or indirectly through the insurers or reinsurers of the Available Insurance Policies relating to any unsuccessful coverage claims. No Company Group Member will assign any Available Insurance Policies or any rights or claims under the Available Insurance Policies.
(c)Notwithstanding anything to the contrary contained in this Agreement, (i) nothing in this Agreement will limit, waive or abrogate in any manner any rights of Seller or its Affiliates to insurance coverage for any matter arising prior to Closing, whether relating to the Company Group or otherwise, and (ii) Seller and its Affiliates will retain the exclusive right to control the Available Insurance Policies and all of its other

Insurance Policies in respect of any matter arising prior to Closing, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Insurance Policies and to amend, modify or waive any rights under any such Insurance Policies; provided, that the relevant Company Group Member will cooperate with Seller and its Affiliates with respect to coverage claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Seller and its Affiliates to manage and conduct its insurance matters.
(d)No payments due under this Section 6.17 will affect, be affected by, or be subject to set off against any adjustment to the Purchase Price. Whenever this Section 6.17 requires any Company Group Member to take any action after the Closing, such requirement will be deemed to constitute an undertaking on the part of Buyer to take such action or to cause any Company Group Member to take such action.
Section 6.18 Solvency after Closing. After the Closing, Buyer agrees that it will not, and that it will cause its Subsidiaries (which, for purposes of this Section 6.18 will include the Company Group Members) not to, take or omit to take any action that could result in a determination pursuant to applicable Law that, after giving effect to the Transactions (or after giving effect to such Transactions and to such other subsequent actions or omissions), Buyer or any of its Subsidiaries, including the Company Group Members (on both a stand-alone and on a combined basis), (a) was insolvent at the time of the Closing, (b) became insolvent as a result of the Transactions, (c) was left with unreasonably small capital with which to engage in its business or (d) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Purchase Price may be deemed a “fraudulent conveyance” or impermissible dividend or distribution under applicable Law or otherwise subject to claims of any creditors of Buyer or any of its Subsidiaries, including the Company Group Members, or their trustees in bankruptcy proceedings.
Section 6.19 R&W Insurance Policy.
(a)Buyer has provided (i) a copy of the R&W Insurance Policy to the Seller and (ii) a reasonable opportunity for review and comment (which comment shall be taken into account in good faith) prior to binding the R&W Insurance Policy.
(b)The R&W Insurance Policy provides that, except in the case of fraud, the insurer irrevocably and unconditionally waives, and agrees not to, bring any Action, or pursue or exercise, directly or indirectly, any and all rights and Actions of subrogation, contribution, indemnification, recourse, and any other rights and Actions of recovery against, Seller or the Companies or any of their respective direct or indirect Subsidiaries, heirs or representatives in connection with this Agreement and the transactions contemplated hereby.
(c)The R&W Insurance Policy shall not be amended, waived or otherwise modified or revised in any way that adversely affects the Seller without the Seller’s prior written consent.

Section 6.20 Tag Purchase. For three years after the Closing Date, Buyer will continue to make radio-frequency identification tags available for purchase by the Intellitrans Business on terms and pricing consistent with prevailing market practices, irrespective of any past practice.
Section 6.21 Parent Guarantee. Parent hereby unconditionally and irrevocably guarantees to Seller the full and punctual payment of each and every amount due by Buyer and the performance of Buyer’s obligations under this Agreement. This is an absolute, unconditional, present and continuing guarantee of performance and not of collection, and Parent acknowledges and agrees that (a) this guarantee is full and unconditional, (b) this guarantee shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all payment and other obligations of Buyer and (c) no release or extinguishment of Buyer’s obligations (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or the winding-up, liquidation, dissolution, merger or other incapacity or other restructuring of Buyer or any change in the status, control or ownership of Buyer, shall affect the continuing validity and enforceability of this guarantee. Parent hereby waives for the benefit of Seller (x) any right to require Seller, as a condition of payment or performance of Parent, to proceed against Buyer or pursue any other remedies whatsoever, and (y) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer.
Section 6.22 Seller Parent Guarantee. Seller Parent hereby unconditionally and irrevocably guarantees to Buyer the full and punctual payment of each and every amount due by Seller and the performance of Seller’s obligations under this Agreement. This is an absolute, unconditional, present and continuing guarantee of performance and not of collection, and Seller Parent acknowledges and agrees that (i) this guarantee is full and unconditional, (ii) this guarantee shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all payment and other obligations of Seller and (iii) no release or extinguishment of Seller’s obligations (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or the winding-up, liquidation, dissolution, merger or other incapacity or other restructuring of Seller or any change in the status, control or ownership of Seller, shall affect the continuing validity and enforceability of this guarantee. Seller Parent hereby waives for the benefit of Buyer (A) any right to require Buyer, as a condition of payment or performance of Seller Parent, to proceed against Seller or pursue any other remedies whatsoever, and (B) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Seller.
Section 6.23 Pre-Sale Restructuring. No later than two (2) Business Days prior to executing any document relevant to the Pre-Sale Restructuring, including the relevant conversions, corporate consents, elections or any other documentation with respect to the transactions or actions in respect of the Pre-Sale Restructuring contemplated pursuant to Exhibit 7.3(e) (the “Pre-Sale Restructuring Documentation”), Seller shall provide Buyer any drafts of any Pre-Sale Restructuring Documentation for Buyer’s review and approval (not to be unreasonably withheld). Seller shall consummate the Pre-Sale Restructuring in accordance with Exhibit 7.3(e), not to be amended or modified, unless consented to in writing by Buyer (not to be unreasonably withheld).
Section 6.24 Pre-Closing Actions of Seller Parent. Notwithstanding anything herein to the contrary, Seller Parent has the right, without any consent from or notice to Buyer, to (a) convert Seller to a Delaware LLC and (b) transfer ownership of Seller to any of Seller Parent’s wholly owned Subsidiaries, provided that these actions do not frustrate or impede the intent of the parties with respect to the Transactions or adversely affect a party’s ability to perform its obligations under this Agreement or to consummate the Transactions, in each case, including the Pre-Sale Restructuring, the Intended Tax Treatment and Purchase Price calculations.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction (or written waiver by the Parties) at or prior to the Closing of the following conditions:
(a)Injunction. No Order preventing the consummation of the Closing shall be in effect;
(b)Antitrust Clearances. The Antitrust Clearances shall have been obtained; and
(c)CFIUS Approval. The CFIUS Approval shall have been obtained.
Section 7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions are further subject to the satisfaction (or written waiver by Seller) at or prior to the Closing of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of Buyer and Parent contained in Article V (other than the Buyer Fundamental Warranties) shall be true and correct, disregarding all qualifiers as to materiality, in all material respects as of the Closing as if made at and as of such time (other than representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct in all material respects as of such earlier date), except in each case for inaccuracies that would not individually or in the aggregate materially and adversely affect each of Buyer’s and Parent’s ability to perform its obligations under this Agreement, and (ii) the Buyer Fundamental Warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing as if made at and as of such time;

(b)Performance of Obligations. Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and
(c)Buyer Officer’s Certificate. An authorized officer of Buyer shall have executed and delivered to Seller a certificate as to compliance with the conditions set forth in Section 7.2(a) and Section 7.2(b).
Section 7.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are further subject to the satisfaction (or written waiver by it) at or prior to the Closing of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of Seller contained in Article III and Article IV (other than the Seller Fundamental Warranties) shall be true and correct, disregarding all qualifiers as to materiality and Material Adverse Effect, in all material respects as of the Closing as if made at and as of the Closing (except for representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct as of such earlier date), except in each case for inaccuracies that would not individually or in the aggregate have a Material Adverse Effect and (ii) the Seller Fundamental Warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing as if made at and as of such time;
(b)Performance of Obligations. Seller shall have performed in all material respects its obligations under this Agreement required to be performed by Seller at or prior to the Closing pursuant to the terms hereof;
(c)Seller Officer’s Certificate. An authorized officer of Seller shall have executed and delivered to Buyer a certificate as to Seller’s compliance with the conditions set forth in Section 7.3(a) and Section 7.3(b);
(d)Parent Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval; and
(e)Pre-Sale Restructuring. Seller shall, or shall have procured that its Affiliates, have completed the Pre-Sale Restructuring.
ARTICLE VIII
TERMINATION
Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):
(a)in writing, by mutual consent of Buyer and Seller;
(b)by written notice from Buyer to Seller if any of the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.3 will have become incapable of fulfillment and will not have been waived in writing by Buyer, so long as such failure to satisfy the conditions is not the result of a breach by Buyer of this Agreement;
(c)by written notice from Seller to Buyer if any of the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.2 will have become incapable of fulfillment and will not have been waived in writing by Seller, so long as such failure to satisfy the conditions is not the result of a breach by Seller of this Agreement; or
(d)by written notice by Seller or Buyer if the Closing has not occurred on or prior to October 1, 2022 (the “Outside Date”) for any reason, so long as the failure to satisfy the condition or of the Closing to occur before such Outside Date is not the result of a breach by the Party purporting to terminate this Agreement.
Section 8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 8.1, written notice thereof will forthwith be given by the Party so terminating to the other Party, and this Agreement will terminate and the transactions contemplated hereby will be abandoned without further action by any Party. If this Agreement is terminated pursuant to Section 8.1:
(a)each Party will: (i) redeliver all documents, work papers and other materials of the other Party relating to the Transactions, whether obtained before or after the execution hereof, to the Party furnishing the same or (ii) upon prior written notice to such Party, will destroy all such documents, work papers and other materials and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, in each case of sub-clause (i) and (ii), subject to the same exceptions set out in Section 6 of the Confidentiality Agreement, and all confidential information received by any Party with respect to the other Parties will be treated in accordance with the Confidentiality Agreement and Section 6.2(c);
(b)all filings, applications and other submissions or requests for consents or waivers made pursuant hereto will, to the extent practicable, be withdrawn from the agency or other Person to which made;
(c)notwithstanding any provision in this Agreement to the contrary, there will be no Liability hereunder on the part of any party hereto or any of their respective directors, officers, employees, Affiliates, agents or representatives, except that (i) if the basis of termination is a breach by a party hereto of one or more of the provisions of this Agreement, then the breaching party will be liable to the relevant non-breaching party, and (ii) the obligations provided for in this Section 8.2, Section 6.2(c) (Access to Information), Section 6.5 (Public Announcements), Section 10.1 (Fees and Expenses), Section 10.2 (Notices), Section 10.3 (Severability), Section 10.8 (Consent to Jurisdiction), Section 10.9 (Waiver of Jury Trial) and Section 10.10 (Governing Law) hereof will survive any such termination;
(d)notwithstanding anything set forth in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement will survive the termination of this Agreement for a period of five years following the date of such termination and the term of the Confidentiality Agreement will be automatically amended to be extended for such additional five year period;
(e)if this Agreement is terminated by Seller or Buyer pursuant to Section 8.1(d) and all conditions to the obligations of the Parties set forth in Article VII (other than the condition set out in Section 7.1(c) (CFIUS Approval) and those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived in accordance with this Agreement, then Buyer shall pay, or cause to be paid, to Seller an amount equal to $120,000,000 (such payment, the “Termination Fee”), by wire transfer of immediately available funds within five Business Days following such termination to a bank account nominated by Seller as at the date of termination. The Parties acknowledge and agree that (i) the fees and other provisions of this Section 8.2 are an integral part of the Transactions, (ii) the Termination Fee, if and when paid, shall constitute liquidated damages (and not a penalty) and the sole and exclusive remedy of Seller, any Company Group Member or any of their respective Affiliates against Buyer and its Affiliates for all Liabilities, losses and damages in respect of this Agreement or the Transactions and (iii) without these agreements, the Parties would not have entered into this Agreement. If Buyer fails to pay the Termination Fee when due, (x) such fee shall accrue interest for the period commencing on the sixth Business Day following the termination of this Agreement through the date the Termination Fee is actually paid, at a rate equal to (i) the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks on the date this Agreement is terminated plus (ii) two percentage points (2.0%) and (y) Buyer shall also pay to Seller in addition to the Termination Fee and such other amounts, all of Seller’s costs and out-of-pocket expenses (including attorneys’ fees) incurred in connection with all actions to collect the Termination Fee and such other amounts. Upon payment of the Termination Fee and such other amounts to Seller pursuant to Section 8.2(e), none of Buyer or its Affiliates shall have any further liability to Seller, any Company Group Member or any of their respective Affiliates relating to or arising out of this Agreement or the Transactions, and for the avoidance of doubt, no remedy under Section 10.12 will be available to the Seller, any Company Group Member or any of their respective Affiliates.
ARTICLE IX
SURVIVAL; DAMAGES
Section 9.1 Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties set out in Articles III, IV and V in this Agreement and in any certificate or other writing delivered pursuant hereto will terminate effective as of the Closing, and thereafter there will be no Liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof, (b) except with respect to covenants under Section 6.8 (Tax Matters), after the Closing, there will be no Liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement in this Agreement to be performed prior to the Closing, (c) the covenants in this Agreement to be performed at or following the Closing will survive the Closing in accordance with their respective terms only for such period as will be required for the Party required to perform under such covenant to complete the performance required thereby, provided that: (x) each of the Buyer Fundamental Warranties and each of the Seller Fundamental Warranties (excluding Seller Fundamental Tax Warranties) will survive the Closing of this Agreement until the expiration of the applicable statute of limitations; and (y) the Seller Fundamental Tax Warranties and Section 6.8 (Tax Matters) will survive the Closing of this Agreement until 30 days following the expiration of the applicable statute of limitations applicable; and (z) Section 6.2(c) (Confidentiality), Section 6.16 (Release), Article X (other than Section 10.12) and this Section 9.1 will survive the Closing of this Agreement indefinitely. Notwithstanding the foregoing, nothing in this Section 9.1 or otherwise in this Agreement shall: (A) modify or impair the ability of Buyer to recover under the R&W Insurance Policy, and the R&W Insurance Policy shall be governed by its terms and shall not be limited by the survival or non-survival of terms herein; or (B) limit any claim against any Person with respect to fraud.
Section 9.2 Damages. In no event will a Party be liable to another Party for (a) any speculative or remote damages that would not otherwise be recoverable for breach of a contract under Law or (b) punitive or exemplary damages.
ARTICLE X
MISCELLANEOUS
Section 10.1Fees and Expenses. Except as otherwise expressly provided herein, each Party to this Agreement will bear and pay all fees, costs and expenses (including legal and accounting fees) that have been incurred or that are incurred by such Party in connection with the Transactions; provided, however, that Seller will be responsible for all Company Transaction Expenses and Buyer will be responsible for any CFIUS filings fees.
Section 10.2Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) overnight mail; or (d) email transmission. Notices will be sent to the appropriate Party at its address given below (or at such other address for such Party as will be specified by notice given hereunder):

If to Buyer or Parent, to:

Singapore Technologies Engineering Ltd
ST Engineering Hub
1 Ang Mo Kio Electronics Park Road
#07-01 Singapore 567710
Attention: General Counsel
Email: lowmw@stengg.com
with a copy (which will not constitute notice) to:

Latham & Watkins LLP
9 Raffles Place
#42-02 Republic Plaza
Singapore 048619
Attention: Michael Sturrock
Email: michael.sturrock@lw.com
If to Seller or Seller Parent, to:

Roper Technologies, Inc.
6901 Professional Parkway East
Suite 200
Sarasota, Florida 34240-8457
Attention:    General Counsel
Email:        JStipancich@ropertech.com
with a copy (which will not constitute notice) to:

Jones Day
1221 Peachtree Street
Suite 400
Atlanta, Georgia 30361
Attention:    William J. Zawrotny
Email:        wjzawrotny@jonesday.com
All such notices, requests, demands, waivers and communications will be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) refusal of the addressee to accept delivery thereof.
Section 10.3Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the

Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 10.4Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, directly or indirectly, including by operation of Law, by any Party without the prior written consent of the other Parties; provided, however, that Buyer may, without the consent of Seller, assign the right to acquire all or part of the Interests to one or more wholly owned Subsidiaries of Parent but Buyer will not be relieved of any of its Liabilities under this Agreement.
Section 10.5No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the Parties, and each of their successors and permitted assigns, and this Agreement will not be deemed to confer upon or give to any other third party any remedy, claim, Liability, reimbursement, Action or other right, except as provided in Section 10.11.
Section 10.6Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement.
Section 10.7Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement, the Ancillary Agreements and the other documents delivered pursuant to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
Section 10.8Consent to Jurisdiction. Each Party hereby irrevocably agrees that any Legal Dispute will be brought only in the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Dispute in any such court or that any such Legal Dispute that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10.8 is pending before a court, all Actions with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, will be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and will not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such Legal Dispute may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such Legal Dispute is brought in an inconvenient forum or (e) the venue of Legal Dispute is improper. A final judgment in any Legal Dispute described in this Section 10.8 following the expiration of any period permitted for appeal and subject to any stay during appeal will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.
Section 10.9Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 10.10Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.
Section 10.11Waiver of Conflicts; Privilege.
(a)Each of the Parties acknowledges and agrees that Jones Day (“JD”) has acted as counsel to Seller in connection with the negotiation of this Agreement and consummation of the Transactions. Buyer hereby consents and agrees to JD representing Seller and any of its Affiliates (collectively, the “Seller Parties”) after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its Subsidiaries (including the Company Group Members) regarding this Agreement. In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company Group Members to irrevocably waive and not to assert, in any dispute regarding this Agreement any conflict of interest arising from or in connection with JD’s representation of the Seller Parties in connection with the negotiation of this Agreement and consummation of the Transactions prior to and after the Closing. Buyer represents that Buyer’s attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against JD, and Buyer’s consent with respect to this waiver is fully informed.
(b)Buyer further agrees that all communications subject to any attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties, in any form or format whatsoever that relate in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”) will be deemed to be retained and owned collectively by the Seller Parties, will be controlled by Seller on behalf of the Seller Parties and will not pass to or be claimed by Buyer or the Company Group.
(c)Notwithstanding the foregoing, if a dispute arises between Buyer or any Company Group Member, on the one hand, and a third party other than Seller, on the other hand, Buyer or any Company Group Member may assert the attorney-client privilege, attorney work-product protection or other similar protection to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Buyer nor any Company Group Member may waive such privilege without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. If Buyer or any Company Group Member is legally required by any Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications following the Closing, Buyer will as soon as reasonably practicable notify Seller in writing (including by making specific reference to this Section 10.11). so that Seller can seek a protective order and Buyer agrees to use commercially reasonable efforts, at the Seller Parties’ expense, to assist therewith.
(d)To the extent that files or other materials maintained by JD that contain Privileged Deal Communications constitute property of its clients, only the Seller Parties will hold such property rights and JD will have no duty to reveal or disclose any Privileged Deal Communications contained in such files or other materials or any other Privileged Deal Communications by reason of any attorney-client relationship between JD, on the one hand, and the Company Group, on the other hand.
(e)Buyer agrees that it will not use any Privileged Deal Communications against the Seller Parties in connection with any dispute between Seller Parties, on the one hand, and Buyer, on the other hand, with respect to this Agreement or any of the Transactions.
(f)This Section 10.11 is for the benefit of JD and JD is an intended third-party beneficiary of this Section 10.11. This Section 10.11 will be irrevocable, and no term of this Section 10.11 may be amended, waived or modified, without the prior written consent of JD.
Section 10.12Remedies; Specific Performance. Except as set forth in Section 8.2(e), (a) all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies, provided that under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance specifically to cause Buyer to consummate the Transactions and, following termination of this Agreement, any monetary damages; (b) the Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy; and (c) each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that an award of specific performance or such other equitable relief is not an appropriate remedy for any reason at Law or equity.
Section 10.13Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email transmission will be as effective as delivery of a manually executed counterpart of the Agreement.
Section 10.14Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the relevant Parties in respect of which a provision relates.
Section 10.15Schedules. Disclosure of any fact or item in any Schedule referenced by a particular Section in this Agreement will be deemed to have been disclosed with respect to every other Section in this Agreement to the extent it is reasonably apparent that the disclosure of such matter is applicable to such Section. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party will use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
Section 10.16Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.
Section 10.17Language; Prevailing Documents. This Agreement has been, and the Ancillary Agreements will be, prepared in the English language. In case of any conflict or inconsistency between the English language version of such documents and any translation thereof made for any purpose, the English language version will govern the interpretation and construction of such documents, and for any and all other purposes, except as may be required by applicable Law. In the event that any of the terms of this Agreement conflict with any of the terms of the Ancillary Agreements, the terms of this Agreement will prevail.
Section 10.18Parties. For the purposes of this Article IX and Article X, any reference to “Parties” shall be mean Seller, Seller Parent, Buyer and Parent, and a reference to a “Party” shall mean any one of them.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER:

TRANSCORE HOLDINGS, INC.

By:	/s/ John K. Stipancich
	Name:	John K. Stipancich
	Title:	Vice President and Secretary
SELLER PARENT:

ROPER TECHNOLOGIES INC.

By:	/s/ John K. Stipancich
	Name:	John K. Stipancich
	Title:	Executive Vice President, General Counsel and Corporate Secretary

BUYER:

ST ENGINEERING URBAN SOLUTIONS USA INC.

By:	/s/ Foo Chee Keng Cedric
	Name:	Foo Chee Keng Cedric
	Title:	Director

PARENT:

SINGAPORE TECHNOLOGIES ENGINEERING LTD

By:	/s/ Foo Chee Keng Cedric
	Name:	Foo Chee Keng Cedric
	Title:	Group Chief Financial Officer